UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

September 21, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of Buckeye Technologies Inc. to be held on Thursday, November 3, 2011 at 9:00 a.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee 38112.

With this letter, we have enclosed a copy of our Annual Report for the fiscal year ended June 30, 2011, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information about our Annual Meeting. If you would like another copy of the Annual Report, please send your request to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, and one will be mailed to you. It is also available on our Internet website at www.bkitech.com.

At this year’s Annual Meeting, the agenda includes the election of the three directors named in the accompanying Proxy Statement, a proposal to ratify the appointment of our independent registered public accounting firm, a proposal to approve our At Risk Incentive Compensation Plan, a proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement and to vote, on an advisory basis, for the preferred frequency of an advisory vote on the compensation of our named executive officers. The Board of Directors recommends that you vote FOR election of the nominees for directors, FOR ratification of appointment of the independent registered public accounting firm, FOR the approval of our At Risk Incentive Compensation Plan, FOR the approval, on an advisory basis, of the compensation of our named executive officers and every ONE YEAR as the preferred frequency with which we are to hold an advisory vote on the compensation of our named executive officers. Members of the Board of Directors, our executive officers and representatives from our independent registered public accounting firm will be present at the Annual Meeting to answer any questions you may have.

It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

John B. Crowe
    Chairman and Chief Executive Officer

Your Vote Is Important

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. Registered and most beneficial stockholders may also vote via telephone or through the Internet.

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

Notice of Annual Meeting of Stockholders
to be Held November 3, 2011

The regular Annual Meeting of Stockholders of Buckeye Technologies Inc. will be held on Thursday, November 3, 2011 at 9:00 a.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, 38112 for the following purposes:

1.	Election of Directors. To elect the three Class I directors named in the accompanying Proxy Statement to serve until the 2014 annual meeting of stockholders;

2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for fiscal year 2012;

3.	Approval of our At Risk Incentive Compensation Plan. To approve our At Risk Incentive Compensation Plan as described in the accompanying Proxy Statement;

4.	Advisory Vote on Executive Compensation. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

5.	Frequency of the Advisory Vote on Executive Compensation. To vote, on an advisory basis, for the preferred frequency of an advisory vote on the compensation of our named executive officers; and

6.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 9, 2011 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 40,011,936 shares of common stock were outstanding. Each share entitles the holder to one vote.

The accompanying Proxy Statement is being sent, beginning approximately September 21, 2011, to all stockholders of record at the close of business on September 9, 2011, the record date fixed by our Board of Directors. We have enclosed with the accompanying Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, the accompanying Proxy Statement.

By Order of the Board of Directors,

Sheila Jordan Cunningham

Senior Vice President,
General Counsel and Corporate Secretary

Buckeye Technologies Inc.
P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

Proxy Statement for Annual Meeting of Stockholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON THURSDAY, NOVEMBER 3, 2011: THIS PROXY STATEMENT, PROXY CARD AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT THE INVESTOR RELATIONS TAB OF OUR INTERNET WEBSITE AT WWW.BKITECH.COM.

GENERAL INFORMATION

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on Thursday, November 3, 2011. A proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about September 21, 2011.

We refer to Buckeye Technologies Inc. throughout this document as “we,” “us,” the “Company” or “Buckeye.” In addition, throughout this document, “2012” refers to our fiscal year ending June 30, 2012, “2011” refers to our fiscal year ended June 30, 2011, “2010” refers to our fiscal year ended June 30, 2010, and “2009” refers to our fiscal year ended June 30, 2009.

What is the date and time of the Annual Meeting?

The Annual Meeting is scheduled to be held on Thursday, November 3, 2011, 9:00 a.m., Central Time.

Where will the Annual Meeting be held?

The Annual Meeting is being held at our corporate headquarters, 1001 Tillman Street, Memphis, Tennessee 38112.

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because you were one of our stockholders of record on September 9, 2011, the record date for our 2011 Annual Meeting. We are sending this Proxy Statement and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this Proxy Statement and solicit my proxy?

Buckeye will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors, or our “Board”. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of Buckeye.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc. and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany, Canada and Brazil. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the New York Stock Exchange, or the “NYSE”, under the symbol “BKI.”

Will Buckeye’s directors be in attendance at the Annual Meeting?

Buckeye encourages, but does not require, its directors to attend annual meetings of stockholders. However, Buckeye currently anticipates that Mr. Crowe and Mr. Matula will attend the Annual Meeting and attended the 2010 Annual Meeting of Stockholders.

VOTING MATTERS

Who is entitled to attend and vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, September 9, 2011, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, at our headquarters for a period of ten days prior to the Annual Meeting. As of the close of business on September 9, 2011, we had 40,011,936 shares of common stock outstanding.

Stockholders of Record: Shares Registered in Your Name. If on September 9, 2011, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on September 9, 2011, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on and what does the Board recommend?

You will be asked to vote on the following five items:		Our Board recommends that you vote:

•	To elect the three nominees for Class I director named herein to serve until the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;	•	“FOR” the election of each of the three nominees named herein to serve on our Board;
•	To ratify the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2012;	•	“FOR” the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2012;
•	To approve our At Risk Incentive Compensation Plan;	•	“FOR” the approval our At Risk Incentive Compensation Plan;
•	To approve, on an advisory basis, the compensation of our named executive officers (as defined in this Proxy Statement); and	•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•	To vote, on an advisory basis, for the preferred frequency of an advisory vote on the compensation of our named executive officers.	•	Every “ONE YEAR” as the preferred frequency with which Buckeye is to hold an advisory vote on the compensation of our named executive officers.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the five matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the Company by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How do I vote?

You may either vote “FOR” each nominee to our Board or you may withhold your vote for any nominee that you specify. For Proposal Nos. 2, 3 and 4, you may vote “FOR” or “AGAINST”, or abstain from voting. For Proposal No. 5, you may vote every “3 YRS,” “2 YRS” or “1 YR”, or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, call the toll-free number (for residents of the United States) listed on your proxy card and follow the instructions provided by the recorded message. Your vote must be received by 5:00 p.m. Eastern Daylight Time on November 2, 2011 to be counted.

•	You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. Your vote must be received by 5:00 p.m. Eastern Daylight Time on November 2, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Buckeye. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card but do not make specific choices?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the three nominees named herein to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2012;

•	“FOR” the approval of our At Risk Incentive Compensation Plan;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	Every “ONE YEAR” as the preferred frequency with which Buckeye is to hold an advisory vote on the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by our Board or, if no recommendation is given, will vote your shares using his or her best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter for this purpose. All of the other proposals, however, are not considered to be routine matters, and, therefore, your shares will not be voted on those matters unless you instruct your brokerage firm to vote in a timely manner.

Can I change my mind and revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary; or

•	You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, and it may be reached at (800) 937-5449.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposal Nos. 2, 3 and 4, “FOR” and “AGAINST” votes, abstentions and broker non-votes. With respect to Proposal No. 5, the inspector of election will separately count “3 YEARS,” “2 YEARS” and “1 YEAR” frequency votes, as well as abstentions and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposal Nos. 2, 3 and 4. If you abstain from voting on Proposal No. 5, the abstention will not have an effect on the outcome of the vote. Although broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on any Proposal.

What is the vote required for each proposal?

•	For the election of the Class I directors, the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm for the fiscal year ending June 30, 2012, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. However, the Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

•	To be approved, Proposal No. 3, the approval of our At Risk Incentive Compensation Plan, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

•	To be approved, Proposal 4, the approval, on an advisory basis, of the compensation of our named executive officers, must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

•	To be the frequency of an advisory vote on the compensation of our named executive officers preferred by our stockholders, the frequency receiving the highest number of votes (among votes properly cast in person or by proxy) will be considered the frequency preferred by our stockholders (Proposal No. 5).

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On September 9, 2011, the record date, there were 40,011,936 shares outstanding and entitled to vote. Thus, at least 20,005,969 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own. Cumulative voting is not allowed.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results are expected to be published in a current report on Form 8-K filed by Buckeye with the Securities and Exchange Commission on or before the fourth business day following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days following the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1 — ELECTION OF DIRECTORS

What is the structure of our Board?

Pursuant to Delaware law and our governing documents, our business, property and affairs are managed under the direction of our Board. Our Board has responsibility for establishing corporate policies and for the overall performance and direction of Buckeye, but it is not involved in day-to-day operations. Members of our Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly and through discussions with our executive officers.

Our Board is divided into three classes, with each class elected for a three-year term. The number of directors that constitutes our Board is fixed from time to time by a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, our Board is comprised of nine directors.

How are nominees evaluated; what are the minimum qualifications?

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board that represents a range of experiences in areas that are relevant to our business activities.

Below we identify and describe the key experiences, qualifications and skills our directors bring to our Board that are important in light of the Company’s business and structure. The directors’ experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their nomination are included in their individual biographies.

•	Leadership Experience. We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and various perspectives. These people generally possess exceptional leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management, the methods to drive change and growth and the ways to respond to changes in market conditions.

•	Finance Experience. We believe that an understanding of finance and financial reporting process is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholder confidence in our reporting processes that are required by the U.S. federal securities laws. We expect all of our directors to be financially literate.

•	Industry Experience. We seek to have directors with experience as executive officers, directors or in other leadership positions in the industries in which we participate and in areas or disciplines that are important to our business.

What role does diversity play in the selection of members of our Board?

In evaluating potential candidates for Board membership, the Nominating and Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity of age, gender and ethnic background and professional experience. Our Board believes in a governing style that emphasizes respect for diversity in perspective and includes individuals from diverse backgrounds. Our Board believes that diversity is important because various points of view contribute to a more effective, engaged Board and better decision-making processes.

Who are the nominees this year?

Our Board has nominated the following three persons to serve as Class I Directors: George W. Bryan; R. Howard Cannon; and Katherine Buckman Gibson. If elected, each nominee would hold office until the 2014 Annual Meeting of Stockholders or until his or her earlier death, resignation or removal. We anticipate that each of these nominees will be available for election, but if a situation arises in which he or she is unavailable, the proxy will be voted in accordance with the best judgment of the named proxies unless directed.

What are the backgrounds and qualifications of this year’s nominees and those directors whose terms are continuing?

Information about the three individuals nominated as directors and the continuing members of our Board is provided below.

Nominees for Election as Class I Directors (Terms expiring 2014)

George W. Bryan, age 67, has been a director of Buckeye since April 2001. Mr. Bryan served as a Senior Vice President of the Sara Lee Corporation between 1983 and 2000. Mr. Bryan is a director of Regions Financial Corp. Mr. Bryan is also a private real estate developer and President of Old Waverly Properties, LLC.

Key Attributes, Experiences and Skills: Mr. Bryan offers valuable leadership experience as a result of his holding several key positions in a major corporation in the areas of production, sales and marketing. His experience as a member of the board of directors of other public companies also is valuable to Buckeye.

R. Howard Cannon, age 49, a private investor, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987.

Key Attributes, Experiences and Skills: As a former officer of the Company, Mr. Cannon provides our Board with a deep and comprehensive knowledge of, and experience with, our company and our industry. Mr. Cannon has important leadership experience; his financial experience and business expertise gained in founding and developing a successful business with 33 locations add value to the Company.

Katherine Buckman Gibson, age 49, has been a director of Buckeye since August 2004. Since April 2000, she has been Chairman of the Board of Directors of Bulab Holdings, Inc., the parent company of Buckman. From May 1993 to May 2001, she served as Secretary of Buckman and as Vice President-Legal from 1994 to 2001. She also serves as Vice Chairman of Buckman.

Key Attributes, Experiences and Skills: Ms. Buckman Gibson’s service with Buckman, a leading manufacturer of specialty chemicals for aqueous industrial systems serving the pulp and paper, water treatment and leather markets, provides our Board with substantial industry experience. She offers significant leadership experience by virtue of her extensive international commercial experience and her legal and financial education.

Incumbent Directors — Class II Directors (Terms expiring 2012)

Red Cavaney, age 68, has been a director of Buckeye since 1996. Since November 2008, he has been Senior Vice President — Government Affairs of ConocoPhillips Company. From 1997 to October 2008, he served as President and Chief Executive Officer of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is also a Board Director of the US Chamber of Commerce and the National Association of

Manufacturers, as well as past Chairman of the American Society of Association Executives and the American Council on Capital Formation.

Key Attributes, Experiences and Skills: Mr. Cavaney offers deep knowledge of our industry from his positions with the American Forest & Paper Association and the American Paper Institute. Additionally, his knowledge of the energy industry and his understanding of government agencies and government activities are important resources to us. In addition, Mr. Cavaney provides valuable leadership experience as a result of the various executive positions he has held.

John B. Crowe, age 64, has been a director of Buckeye since August 2004. Since July 2006, he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006, he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company. Mr. Crowe is a director of Myers Industries, Inc.

Key Attributes, Experiences and Skills: Mr. Crowe’s service as our Chairman and Chief Executive Officer and his various other management positions with our company provides significant leadership and management experience. Mr. Crowe also provides a deep understanding of our industry, having 32 years of experience in manufacturing, serving in multiple plant manager and site manager roles.

David B. Ferraro, age 73, a private investor, has been a director of Buckeye since March 1993. From April 2003 through June 2006, he served as Chairman of our Board and our Chief Executive Officer and retired from the Company in September 2006. From March 1993 to April 2003, he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

Key Attributes, Experiences and Skills: As our former Chairman and Chief Executive Officer, Mr. Ferraro offers our Board a deep and comprehensive knowledge of our company, our customers and our industry. Mr. Ferraro also provides valuable financial expertise, having previously served as our chief financial officer.

Incumbent Directors — Class III Directors (Terms expiring 2013)

Lewis E. Holland, age 68, has been a director of Buckeye since September 2005. He is also a director of Evolve Bank & Trust. Mr. Holland was President of Henry Turley Company, a real estate company specializing in development of urban communities, from 2001 until his retirement in September 2009. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bancorporation from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Key Attributes, Experiences and Skills: Mr. Holland provides substantial financial expertise to our Board through his positions with Ernst & Young LLP, National Commerce Bancorporation and Evolve Bank & Trust. Mr. Holland also offers leadership experience as a result of his positions as President of Henry Turley Company and Vice Chairman and Chief Financial Officer of National Commerce Bancorporation.

Kristopher J. Matula, age 49, has been a director of Buckeye since April 2007. Since July 2006, he has served as President and Chief Operating Officer of Buckeye. From October 2003 through June 2006, he served as Executive Vice President and Chief Financial Officer of Buckeye. He was Senior Vice President of several different Buckeye divisions from July 1997 to October 2003. Prior to joining Buckeye in 1994, he held various positions with The Procter & Gamble Company and General Electric Company.

Key Attributes, Experiences and Skills: Mr. Matula’s service as our President and Chief Operating Officer and our former Chief Financial Officer provides our Board with leadership and management experience. In addition, Mr. Matula has a broad knowledge of the markets, customers, products, operations and employees of Buckeye’s global business.

Virginia B. Wetherell, age 64, has been a director of Buckeye since May 2006. She is co-founder and a director of Florida Biomass Energy, LLC and serves as President of Wetherell Consulting, Inc. From 1991 to 1998, she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991, she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988, she served as a State Representative to the Florida House of Representatives.

Key Attributes, Experiences and Skills: Ms. Wetherell provides our Board with extensive knowledge of environmental issues through her experience as Secretary to the Florida Department of Environmental Protection and Deputy Director to the Florida Department of Natural Resources. As co-founder and director of Florida Biomass Energy, LLC, she is knowledgeable in the areas of bio-energy and sustainability. Ms. Wetherell also offers leadership experience as a former legislator, a former public servant and as President of Wetherell Consulting, Inc.

How are our directors compensated?

Board Fees

Directors who are our employees are not entitled to receive any fees for serving as directors. Directors who are not our employees receive the following annual director and committee fees, for which cash components are payable in equal quarterly installments:

Types of Compensation	Amount
Board Retainer
$40,000 annually and restricted stock having a value of $50,000 ($30,000 prior to November 4, 2010) as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting when not held in conjunction with regularly scheduled board meetings and, effective November 4, 2010, $1,000 for all meetings, regardless of when held
Service Fees:
Presiding Director	$10,000 annually effective November 4, 2010 $5,000 annually prior to November 4, 2010
Audit Committee Chair	$10,000 annually effective November 4, 2010 $5,000 annually prior to November 4, 2010
Audit Committee Member	$5,000 annually
Compensation Committee Chair	$6,000 annually effective November 4, 2010 $2,500 annually prior to November 4, 2010
Nominating & Corporate Governance Committee Chair	$4,000 annually effective November 4, 2010 $2,500 annually prior to November 4, 2010
Compensation Committee and Nominating & Corporate Governance Committee Member	$2,500 annually

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director was newly elected, re-elected or continued to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”), under which these options were granted, expired on May 15, 2006, and no additional options may be granted under the Formula Plan.

Pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting became fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurred first. Each option issued on a date other than the date of an annual meeting of stockholders became fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encouraged each director to invest this component of compensation in Buckeye’s common stock. Upon the approval of the 2007 Omnibus Incentive Compensation Plan at the 2007 Annual Meeting, awards of stock options and restricted stock again became available for grant to the non-employee directors and the practice of paying $20,000 additional cash compensation was terminated.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Are there stock ownership guidelines for directors?

In April 2008, our Board adopted stock ownership guidelines for non-employee directors, which originally required each non-employee director to own Company stock equal to three times the director’s annual cash retainer. Restricted stock counts toward ownership requirements; unexercised stock options do not count toward ownership requirement. In August 2011, our Board increased the ownership guidelines, which are reflected in the following table:

Stock ownership guidelines for non-employee directors
• Stock ownership equal to lesser of (i) 13,289 shares[1] or (ii) 5X annual cash retainer[2];
• Directors will have 5 years to accumulate required ownership level;
• Ownership levels will be expressed as a required number of shares, so that directors will not have to recalibrate their holdings as the stock price fluctuates.

(1)	This is the original fixed share guideline adopted by the Board; it was originally based on a targeted value of 3X the $40,000 annual board retainer divided by $9.03 , which was our closing stock price at the time the guidelines were established in 2008.
(2)	For purposes of the 5X calculation only, the target share level recalculated annually using Buckeye 30 day average closing price leading up to the most recent June 30 fiscal year end.

Are there any family relationships between our directors and our executive officers?

There are no family relationships between or among any of our directors and executive officers.

How many votes are needed to elect directors?

The three nominees receiving the most “For” votes among votes properly cast in person or by proxy at the Annual Meeting will be elected (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

GOVERNANCE OF THE COMPANY

What is corporate governance and how do we implement it?

Corporate governance is a set of rules established by us to ensure that our directors, executive officers and employees conduct the Company’s business in a legal, impartial and ethical manner. Our Board has a strong commitment to sound and effective corporate governance practices. We are incorporated under the laws of the State of Delaware. Our management and our Board have reviewed and continue to monitor our corporate governance practices in light of Delaware corporate law, U.S. federal securities laws and the listing requirements of the NYSE.

What documents establish and implement our corporate governance practices?

The Code of Business Conduct and Ethics, the Employee Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were adopted by us for the purpose of increasing transparency in our governance practices as well as promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, and promoting compliance with all applicable rules and regulations that apply to us and our officers and directors.

The Code of Business Conduct and Ethics applies to the members of our Board, our Chief Executive Officer and our senior financial officers as well as all our other officers and employees. It provides that any waiver of this code may be made only by our Board. Any waiver in favor of a director or executive officer is publicly disclosed. We disclose amendments to, and waivers from, the Code of Business Conduct and Ethics, if any, on our website, www.bkitech.com.

Where can I access the Company’s corporate governance documents?

Our Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee may be accessed at the Investor Relations tab of our website, www.bkitech.com. In addition, any stockholder or other interested party may request, without charge, a copy of the Company’s corporate governance documents by submitting a written request for any of such materials to: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary.

How often did our Board meet in 2011?

Our Board held seven meetings during 2011. Directors are expected to attend each meeting of our Board and each meeting of those Committees on which they serve. In addition to meetings, our Board and its Committees review and act upon matters through written consent procedures. All of the directors attended 75% or more of the total number of meetings of the Board and those Committees on which they served during the last fiscal year.

We adopted a policy for attendance by our Board at our stockholder annual meetings that encourages directors, if practicable and time permitting, to attend our stockholder annual meetings. Two of our directors attended the Annual Meeting of Stockholders held on November 4, 2010.

What committees have been established by our Board?

Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent. The following table sets forth the current membership of our standing committees:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
R. Howard Cannon	X		X
Katherine Buckman Gibson	X		X
Lewis E. Holland	X (Chair)	X
Virginia B. Wetherell		X	X

Who are our independent directors?

In accordance with the NYSE’s listing requirements, our Board has evaluated each of its directors’ independence from us and our management based on the NYSE’s definition of “independence.” In its review of each director’s independence, our Board reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and us and our subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board also examined whether there were any transactions or relationships between each director and members of our senior management or their affiliates. Based on the review of the Board and the NYSE’s definition of “independence,” the Board has determined that a majority of our Board is “independent.” The independent directors are Mr. Bryan, Mr. Cavaney, Mr. Cannon, Mr. Ferraro, Ms. Buckman Gibson, Mr. Holland and Ms. Wetherell. Our Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.

What is the leadership structure of the Board and why is it appropriate for Buckeye?

Our Chief Executive Officer also serves as the Chairman of the Board, and we have an independent Presiding Director with broad authority and responsibility. Our Board appointed R. Howard Cannon as the Presiding Director to preside over executive sessions of non-management directors effective August 2, 2011, for a one year term. From August 4, 2010 through the expiration of her term on August 2, 2011, Ms. Wetherell served as Presiding Director to chair meetings of our Board’s executive sessions of non-management directors. The non-management directors met in executive session at least one time during fiscal year 2011.

Our Board believes that this leadership structure—a combined Chairman of the Board and Chief Executive Officer and an independent Presiding Director—is the most appropriate structure for us at this time. Because the Chief Executive Officer has extensive knowledge of our business, our Board has concluded that he is in the best position to lead most effectively by serving in the key position of Chairman of the Board. In addition, the Chief Executive Officer is able to act as a conduit between the Board and management to plan and execute Board meetings, to provide updates between Board meetings, as necessary, and to efficiently execute Board directives. We believe that this leadership structure reduces the potential for confusion about leadership roles and duplication of efforts. Finally, this structure allows a single person to speak for and lead Buckeye and our Board, while also providing for effective oversight by an independent Board through an independent Presiding Director. Our Board believes that leadership of both our Board and Buckeye by Mr. Crowe is the best structure to lead us in the achievement of its goals and objectives and establishes an effective balance between effective Company leadership and appropriate oversight by non-employee directors.

What role does our Board play in the oversight of risk management?

Our Board implements its risk oversight function both as a whole and through its Committees. Throughout the year, our Board and the Committees to which it has delegated responsibility conduct risk assessments and discuss identified risks and how to eliminate or mitigate such risks.

Management communicates regularly with our Board and its Committees on significant risks and how they are being managed, and directors are free to communicate directly with senior management. Management believes that we have developed effective internal control processes to identify and manage risks.

The Audit Committee has primary responsibility for overseeing our risk management. It oversees risks related to our financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and our ethics and compliance program. The Compensation Committee evaluates the risks associated with the Company’s compensation philosophy and programs. The Nominating and Corporate Governance Committee oversees risks associated with its areas of responsibility, including, along with the Audit Committee, our Code of Business Conduct and Ethics. In addition, our Board is routinely informed of our developments that could affect our risk profile and business in general.

How can you communicate with our Board?

Stockholders and other interested parties may send communications to our Board or any Committee of the Board by writing to our Board or the Committee at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will distribute all stockholder and other interested party communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, stockholders and other interested parties may also contact the Presiding Director or the non-management directors as a group by writing to the Presiding Director, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. The Secretary will forward all stockholder and other interested party communications to the Presiding Director who will review and distribute, if addressed to the non-management directors, all stockholder and other interested party communications to the non-management directors as a group.

What are our complaint procedures?

Complaints and concerns about our accounting, internal accounting controls or auditing or related matters may be submitted by writing to the Chairman of the Audit Committee, c/o Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.” Alternatively, complaints and concerns about our accounting, internal accounting controls or auditing or related matters may be submitted by our employees and other interested parties confidentially and anonymously by sending them to Chair, Audit Committee, Buckeye Technologies Inc., P.O. Box 22471, Memphis, TN 38122-9998.

What are the responsibilities of the Audit Committee?

The Audit Committee currently consists of Mr. Lewis E. Holland (Chairman), Mr. Red Cavaney, Mr. R. Howard Cannon and Ms. Katherine Buckman Gibson, all of whom are independent directors of Buckeye under the listing standards of the NYSE. Our Board has determined that Mr. Holland is an “audit committee financial expert” as such term is defined in the rules of the Securities and Exchange Commission, or the “SEC.”

The Audit Committee met seven times during fiscal year 2011. A copy of the Audit Committee charter is available to our stockholders and other interested parties at the Investor Relations tab on our website at www.bkitech.com and is also available in print to any stockholder or other interested party who makes a request to our Corporate Secretary. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee has the authority and responsibility to:

•	hire one or more independent registered public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to our Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board.”

What are the responsibilities of the Compensation Committee?

The Compensation Committee currently consists of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the NYSE. Each member of the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code”.

The Compensation Committee met seven times during fiscal year 2011. Our Board adopted a written charter for our Compensation Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to our Corporate Secretary.

The Compensation Committee’s responsibilities include:

•	determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives as well as evaluating the risk associated with the compensation and benefit plans;

•	reviewing and recommending to the entire Board the compensation for Board members;

•	administering our stock plans and other incentive compensation plans; and

•	other matters that our Board specifically delegates to the Compensation Committee from time to time.

The responsibilities of the Compensation Committee are described in more detail in the section called “Compensation Discussion and Analysis.”

During 2011, the Compensation Committee retained Pearl Meyer & Partners to provide information and recommendations on various issues, including long-term incentive compensation. During fiscal 2011, our Chief Executive Officer, along with other members of management, provided recommendations to, and participated in portions of the Compensation Committee’s meetings with respect to the compensation to be received by persons other than themselves.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Mr. George W. Bryan (Chairman), Mr. R. Howard Cannon, Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent directors of Buckeye under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee met four times during fiscal year 2011. Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is available to our stockholders and other interested parties at the Investor Relations tab on our web site at www.bkitech.com and is also available in print to any stockholder or other interested party who makes such a request to the Company’s Secretary.

The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist our Board by actively identifying individuals qualified to become Board members;

•	recommend to our Board the director nominees for election at the next annual meeting of stockholders or for appointment to our Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead our Board and each committee of our Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and

•	develop and recommend to our Board and administer our Corporate Governance Guidelines.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with our business and whether his or her experience and skills are complementary to our Board and business. Generally, candidates have significant leadership, industry and finance experience. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to perform his or her duties as a director effectively and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by our Board, and our Board determines the nominees after considering the recommendation and report of the Committee.

During the fiscal year ended June 30, 2011, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to our Board.

The Committee will consider nominees to our Board recommended by stockholders if stockholders comply with our advance notice requirements. Our Bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our Secretary. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act, and certain other information, including the name and address of the stockholder delivering the notice as it appears on our stock records, the number and class of shares held of record by such stockholder, information about derivative securities holdings of such stockholder, any arrangement or understanding pursuant to which such stockholder has a right to vote or has granted a right to vote any shares of our stock, whether such stockholder has a short interest in any of our securities, whether such stockholder is entitled to a fee based on the value of our securities, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such stockholder has complied with all applicable federal, state and other legal requirements in connection with such stockholder’s acquisition of our securities and such stockholder’s acts or omissions as a stockholder of us. The foregoing summary does not include all requirements a stockholder must satisfy in order to nominate a candidate to the Board. Stockholders who wish to recommend a nominee to our Board should read carefully our Bylaws, which are available at the Investor Relations tab of our website at www.bkitech.com.

In order to be eligible to be a nominee for election as a director of the Company by a stockholder, such potential nominee must deliver to our Secretary a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on our Board, and would be in compliance with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder nominations must be submitted in accordance with the deadlines set forth under the caption “STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING” located on page 59 of this Proxy Statement. Stockholder nominations should be sent to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

Where can I find information on Buckeye’s other executive officers?

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2011, which was filed with the SEC on August 29, 2011.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Has the Audit Committee selected our independent registered public accounting firm for fiscal year 2012?

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm, to audit and certify our financial statements for the fiscal year ending June 30, 2012. In making the decision to reappoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Ernst & Young LLP is incompatible with maintaining that firm’s independence.

Is stockholder approval required for the appointment of the independent registered public accounting firm for 2012?

Stockholder ratification of the appointment of Ernst & Young LLP as Buckeye’s independent registered public accounting firm is not required by Buckeye’s bylaws or other governing documents. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against the proposal. The Audit Committee will consider a vote against Ernst & Young LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of Buckeye and our stockholders.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

What fees were paid to our independent registered public accounting firm in 2011 and 2010?

During fiscal year 2011, Ernst & Young LLP not only acted as the independent registered public accounting firm for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2011 and reviewing the financial statements included in our Forms 10-Q) but also rendered other services on our behalf, including tax-related services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent registered public accounting firm. The Audit Committee approved 100% of the services reflected in the table below under audit fees, audit related fees and tax fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the two most recent fiscal years and for other services billed in the two most recent fiscal years.

Type of Service	2011	2010
Audit Fees (1)	$1,139,238	$1,077,394
Audit Related Fees (2)	—	$144,189
Tax Fees (3)	$231,550	$410,495
Total	$1,370,788	$1,632,078

(1)	“Audit Fees” consisted of fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements. Also includes fees for services provided in connection with other statutory or regulatory filings or engagements, such as attest service, consents and review of documents filed with the SEC.

(2)	“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	“Tax Fees” consisted of fees associated with tax compliance, including tax return preparation.

Has the Audit Committee determined Ernst & Young LLP’s independence from Buckeye?

The Audit Committee has considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services had no effect on Ernst & Young LLP’s independence from Buckeye.

How does the Audit Committee pre-approve services provided by the independent registered public accounting firm?

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm is required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and all fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

How many votes are needed to ratify the appointment of our independent registered public accounting firm for 2012?

Approval of the proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders (assuming a quorum of a majority of the outstanding shares of common stock is present).

What does the Board recommend?

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee for fiscal year 2011 consisted of Mr. Red Cavaney, Mr. R. Howard Cannon, Ms. Katherine Buckman Gibson and Mr. Lewis E. Holland (Chair).

All four directors who served on the Audit Committee in the 2011 fiscal year met the independence, financial literacy and qualification standards required by the NYSE. Our Board determined that Mr. Holland is an “audit committee financial expert,” as defined by SEC rules, for fiscal year 2011. The Audit Committee operates in accordance with its written charter, which was most recently revised in April 2011. A copy of this charter is available on our website at www.bkitech.com.

The Audit Committee has obtained from the independent registered public accounting firm, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence, as required by Public Company Accounting Oversight Board, or the “PCAOB”, Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee also has discussed with the auditors any relationships that may affect their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the registered public accounting firm is independent of Buckeye.

Management is responsible for: the preparation, presentation and integrity of Buckeye’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Buckeye’s internal control over financial reporting. Buckeye’s internal auditor is responsible for testing such internal controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of Buckeye’s financial statements in accordance with the standards of the PCAOB and to issue a report thereon, as well as expressing an opinion on the effectiveness of Buckeye’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, the internal auditor and the independent registered public accounting firm to review and discuss the audited financial statements, including a discussion of the quality and acceptability of Buckeye’s financial reporting and controls. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received both management’s and the independent registered public accountant’s reports on internal control over financial reporting.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that our Board include the audited financial statements in Buckeye’s Annual Report on Form 10-K for the year ended June 30, 2011, filed with the Securities and Exchange Commission. The Audit Committee has also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm, Ernst & Young LLP.

Audit Committee
Lewis E. Holland, Chairman
Red Cavaney
R. Howard Cannon
Katherine Buckman Gibson

PROPOSAL 3 — APPROVAL OF OUR AT RISK INCENTIVE COMPENSATION PLAN

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) currently limits our deduction for federal income tax purposes of compensation in excess of $1.0 million per individual paid to our Chief Executive Officer and our three highest paid executive officers, excluding the Chief Financial Officer, or the “covered employees”. Compensation which is performance-based within the requirements of Section 162(m) and is approved by our stockholders will not be subject to the deduction limit. Therefore, in order to enhance our ability to maximize tax deductions, our Board is requesting that stockholders approve the Buckeye At Risk Incentive Compensation Plan, or the “At Risk Compensation Plan”, at the Annual Meeting.

Is the following summary of the At Risk Compensation Plan complete?

No. The following pages summarize the principal features of the At Risk Compensation Plan, but this summary is not intended to be exhaustive and is qualified in its entirety by reference to the At Risk Compensation Plan, a copy of which is attached to this proxy statement as Appendix A.

What is the term of the At Risk Compensation Plan?

The At Risk Compensation Plan will be effective as of July 1, 2011 provided that our shareholders approve the At Risk Compensation Plan at the Annual Meeting. The Compensation Committee of our Board may amend, suspend or terminate the At Risk Compensation Plan at any time, but no amendment will be effective that alters an award, a performance target or other criteria relating to an award to a covered employee except to the extent that such amendment may be made without causing the award to cease to qualify as performance-based compensation under Section 162(m) of the Code.

What is the purpose of the At Risk Compensation Plan?

The At Risk Compensation Plan is designed to align a meaningful portion of pay to the attainment of short-term goals in support of Buckeye’s business plan. Awards made pursuant to the At Risk Compensation Plan reward plan participants for their contributions to Buckeye’s financial success, thereby motivating plan participants to continue to make such contributions in the future. At Risk Compensation Plan participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

Who is eligible to participate in the At Risk Compensation Plan?

If approved by the stockholders, a total of approximately 50 of our employees are entitled to participate in the At Risk Compensation Plan: our Chief Executive Officer; Chief Operating Officer; six Senior Vice Presidents; ten Vice Presidents and approximately 30 other key managers. A participant must be employed by Buckeye through the last day of the applicable performance period to be eligible to receive his or her award under the At Risk Compensation Plan, except that participants who retire, die or become permanently disabled, or in other special circumstances as determined by the Compensation Committee, in its sole discretion, remain eligible to receive a pro-rated portion of his or her award, to the extent applicable performance thresholds are met, based on the number of months of employment the participant completed during the applicable performance period.

Who administers the At Risk Compensation Plan?

The At Risk Compensation Plan is administered by the Compensation Committee of our Board. The Compensation Committee establishes various quantitative operational and performance targets for the At Risk Compensation Plan. The Compensation Committee reviews attainment of relevant goals for these areas at the end of each applicable performance period and approves the awards to be paid under the At Risk Compensation Plan based on attainment of such goals.

What awards are available under the At Risk Compensation Plan?

The At Risk Compensation Plan provides for the payment of cash bonuses to participants if financial, operational or performance based criteria are satisfied. With respect to each participant in the At Risk Compensation Plan, the Compensation Committee will approve performance measures as criteria for the measurement of performance under the At Risk Compensation Plan based on the following criteria or any combination of the following criteria:

• consolidated pretax earnings	• direct margin
• return on invested capital, equity or assets	• share price
• earnings measures/ratios	• operating profit
• net economic profit	• cash flow
• net income	• inventory turns
• operating income	• financial return ratios
• production volume	• total shareholder return
• sales volume	• market share
• sales growth	• balance sheet measurements
• sales or revenues from certain product categories	• improvement in or attainment of expense levels
• gross margin	• improvement in or attainment of working capital levels
• debt reduction	• strategic innovation
• customer or employee satisfaction	• safety and/or quality
• reduction of waste	• individual objectives

The weight of each performance factor varies by participant in the plan. When approving the goals for these performance metrics with respect to each participant, the Compensation Committee intends to establish levels that are both challenging and realistic, taking into consideration management plans and forecasts, our prior performance, peer company results, macroeconomic conditions and market expectations for Buckeye.

How is the amount of award under the At Risk Compensation Plan determined?

Following the completion of a performance period, the Compensation Committee shall meet to review and determine if, and to what extent, the performance goals for the At Risk Compensation Plan have been achieved and, if so, to also approve the amount of the awards earned for the period.

May the amount of awards be modified by the Compensation Committee?

Yes. The At Risk Compensation Plan provides the Compensation Committee with the authority to exercise negative discretion, in its sole discretion, to decrease or eliminate an award payable to any covered employee or other participant to reflect the individual performance and contribution of, and other factors relating to, that participant. Additionally, the Compensation Committee has the power and authority to make such adjustments, to the extent it deems appropriate, to any award to compensate for, or reflect, any extraordinary event, as such term is defined in the At Risk Compensation Plan; provided that the Compensation Committee may not increase the amount of an award to any covered employee beyond the amount originally established, waive the attainment of a target or otherwise exercise its discretion in any way that causes an award not to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Is there a maximum award under the At Risk Compensation Plan?

Yes. The aggregate amount of any award to a participant for any performance period may not exceed $3 million.

New Plan Benefits

For fiscal year 2012, the maximum bonus opportunities under the At Risk Compensation Plan equal 150% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Operating Officer, 90% of base salary for the Senior Vice Presidents and 30% to 60% of base salary for the other participants in the At Risk Compensation Plan. The fiscal year 2012 performance goals for the At Risk Compensation Plan are based on fiscal year 2012 results and, therefore, it is impossible to determine the actual award levels at this time. The following table summarizes the breakout of fiscal year 2012 maximum award opportunities across the various performance metrics for each executive officer:

	Cash Flow (1)	Adjusted Earnings Per Share	Return on Invested Capital	Total Stockholder Return	Safety	Quality	Total
John B. Crowe	50%	25%	30%	20%	12.5%	12.5%	150%
Steven G. Dean	30%	15%	20%	10%	7.5%	7.5%	90%
Kristopher J. Matula	40%	20%	25%	15%	10.0%	10.0%	120%
Paul N. Horne	40%	0%	20%	10%	10.0%	10.0%	90%
Charles S. Aiken	45%	0%	20%	10%	7.5%	7.5%	90%
Sheila Jordan Cunningham	30%	10%	20%	10%	10.0%	10.0%	90%
Douglas L. Dowdell	40%	0%	20%	10%	10.0%	10.0%	90%
Marko M. Rajamaa	40%	0%	20%	10%	10.0%	10.0%	90%

(1)	Cash flow opportunities for a participant are based upon either company-wide cash flow or a combination of company-wide cash flow and divisional cash flow.

What does the Board recommend?

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR AT RISK COMPENSATION PLAN.

PROPOSAL 4 — APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Why are we submitting this matter to shareholders?

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained on pages 29 through 55 of this Proxy Statement.

The Compensation Committee, which is responsible for reviewing and approving our executive compensation program, has designed our executive compensation program to reward our executive officers for achieving specified performance goals, building stockholder value and maintaining long-term careers with Buckeye. We reward these three aspects so that our executive team will make balanced annual and long-term decisions that we expect will result in consistent financial performance and the achievement of our strategic business objectives. We believe the compensation program for our named executive officers has been instrumental in helping Buckeye to continue to motivate its personnel to build stockholder value. As discussed in more detail in the Compensation Discussion and Analysis, for 2011, each executive officer’s bonus opportunity was directly tied to specified goals and objectives, the success or failure of which directly impacted the bonuses awarded to our executive officers for 2011 performance, and equity grants are intended to reward long-term stockholder value creation. We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 29 of this Proxy Statement for additional details on our executive compensation program as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the 2011 compensation of our named executive officers.

What are you being asked to vote on?

Stockholders are being asked to vote on the following resolution:

RESOLVED, the stockholders of Buckeye Technologies Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures in such Proxy Statement.

Is this vote binding?

No—this vote is advisory only and will not be binding on our Board or the Compensation Committee. However, our Board and the Compensation Committee recognize the importance of receiving input from our stockholders on important issues such as named executive officer compensation and will take into account the outcome of the vote when considering our executive compensation program.

What does the Board recommend?

FOR ALL OF THE REASONS DISCUSSED IN OUR CD&A, FOUND AT PAGES 29 THROUGH 55 OF THIS PROXY STATEMENT, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 5 — SELECTION OF THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Why are we submitting this matter to stockholders?

Under the Dodd-Frank Act, we also are required to seek an advisory stockholder vote regarding the frequency of the “say-on-pay” vote. The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 5, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

What are you being asked to vote on?

Our Board of Directors asks you to consider the following resolution:

RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every one year, every two years, or every three years.

What frequency does the Board recommend for say on pay votes?

Our Board recognizes the importance of receiving regular input from our stockholders on important issues, such as our executive compensation. Our Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

We recognize that stockholders may have different views as to the best approach for us, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

Is this vote binding?

No. The vote under this proposal is advisory, and therefore, not binding on us, our Board or our Compensation Committee. However, our Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

FOR THE REASONS SET FORTH ABOVE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF “ONE YEAR” AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of September 9, 2011 by: (A) each person known to own more than 5% of the Company’s shares; (B) each director of the Company and each of the named executive officers, as defined in “Compensation Discussion and Analysis” below; and (C) all directors and executive officers of the Company as a group.

	Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

(A)	BlackRock, Inc. (2) 40 East 52nd Street New York, New York 10022	3,380,273	8.4%

	Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,218,671	8.0%

	NewSouth Capital Management, Inc. (4) 1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120	2,443,856	6.1%

	The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,220,888	5.6%

(B)	Charles S. Aiken (6)	106,900	*
	George W. Bryan (7)	76,026	*
	R. Howard Cannon (8)	414,186	1.0%
	Red Cavaney (9)	73,606	*
	John B. Crowe (10)	584,682	1.5%
	Steven G. Dean (11)	106,103	*
	David B. Ferraro (12)	192,378	*
	Katherine Buckman Gibson (13)	48,606	*
	Lewis E. Holland (14)	42,056	*
	Paul N. Horne (15)	123,211	*
	Kristopher J. Matula (16)	262,017	*
	Virginia B. Wetherell (17)	23,606	*

(C)	All Directors and Executive Officers as a group (15 persons) (18)	2,315,745	5.8%

*	Less than 1% of the issued and outstanding shares of our common stock.
(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 40,011,936 shares issued and outstanding as of September 9, 2011. Options to purchase an aggregate of 540,008 shares are exercisable or become exercisable within 60 days of September 9, 2011. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	BlackRock, Inc., filed a Schedule 13G/A with the SEC on February 3, 2011, reporting that it had the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 3,380,273 shares, which constitutes more than 5% of our common stock.
(3)	Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 11, 2011, reporting that it had the sole power to dispose of or direct the disposition of 3,218,671 shares, which constitutes more than 5% of our common stock.

(4)	NewSouth Capital Management, Inc. filed a Schedule 13G/A with the SEC on February 9, 2011, reporting that it had the sole power to dispose of or direct the disposition of 2,443,856 shares, which constitutes more than 5% of our common stock.
(5)	The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 10, 2011, reporting that it had the sole power to dispose of or direct the disposition of 2,155,906 shares and the shared power to dispose of or direct the disposition of 64,982 shares beneficially owned by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, which constitutes more than 5% of our common stock.
(6)	Includes 23,037 shares of restricted stock issued pursuant to our Restricted Stock Plan; 10,590 performance shares issued under our 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”); 12,346 shares issuable upon the exercise of options; and 11,230 shares of restricted stock issued pursuant to the 2007 Omnibus Plan.
(7)	Includes 50,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(8)	Includes 10,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 387,480 shares are pledged as security.
(9)	Includes 30,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(10)	Includes 23,982 shares held in our 401(k) and retirement plans; 79,882 shares of restricted stock issued pursuant to our Restricted Stock Plan; 56,085 performance shares issued under our 2007 Omnibus Plan; 207,424 shares issuable upon the exercise of options; and 75,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(11)	Includes 7,131 shares held in our 401(k) and retirement plans; 7,059 shares of restricted stock issued pursuant to our Restricted Stock Plan; 11,079 performance shares issued under our 2007 Omnibus Plan; 45,700 shares issuable upon the exercise of options; and 11,013 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(12)	Includes 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 64,221 shares are pledged as security.
(13)	Includes 10,000 shares issuable upon exercise of options granted under our stock plan for non-employee directors; and 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(14)	Includes 6,778 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(15)	Includes 1,817 shares held in our 401(k) and retirement plans; 26,092 shares of restricted stock issued pursuant to our Restricted Stock Plan; 11,405 performance shares issued under our 2007 Omnibus Plan; and 12,094 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(16)	Includes 16,917 shares held in our 401(k) and retirement plans; 39,836 shares of restricted stock issued pursuant to our Restricted Stock Plan; 22,239 performance shares issued under our 2007 Omnibus Plan; 84,121 shares issuable upon the exercise of options; and 23,583 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(17)	Includes 10,000 shares issuable upon exercise of options granted under our stock option plan for non-employee directors; and 6,778 shares of restricted stock issuable under our 2007 Omnibus Plan.
(18)	Includes an aggregate of 89,671 shares held in our 401(k) and retirement plans; 214,481 shares of restricted stock issued pursuant to our Restricted Stock Plan; 140,331 performance shares issued under our 2007 Omnibus Plan; 540,008 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 210,946 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Our primary compensation philosophy is to offer a competitive compensation program that attracts, retains and rewards executive officers who contribute to Buckeye’s long term success and increased stockholder value. Our compensation discussion and analysis discusses the total compensation for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers at June 30, 2011, or our “named executive officers.” We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial and operational goals and stockholder value creation. We generally reward executives for near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the interests of executives with those of our stockholders and encourage them to remain with Buckeye for long and productive careers.

The Compensation Committee regularly reviews Buckeye’s compensation philosophy and objectives. The Compensation Committee is also responsible for reviewing and approving compensation for Buckeye’s executive officers on an annual basis. A description of the Compensation Committee’s responsibilities is set forth in detail in its charter, which is posted on the Company’s website at www.bkitech.com.

Set forth below is a detailed discussion of the Company’s compensation program for its executive officers organized as follows:

Executive Summary	Page 29
Compensation Consultant	Page 32
Components of Buckeye’s Compensation Program for Executive Officers	Page 33
Process for Determining Compensation for Executive Officers	Page 34
Base Salary Determination for Executive Officers	Page 38
What Buckeye’s Short-Term Incentive Compensation Programs are Designed to Reward and How they Work	Page 39
What Buckeye’s Long-Term Incentive Compensation Program is Designed to Reward and How it Works	Page 44
Health and Welfare Benefits	Page 45
Retirement Plans	Page 45
Other Benefits Executive Officers Receive	Page 46
Description of Agreements with Executive Officers	Page 46
Tax and Accounting Considerations	Page 46
Compensation-Related Risk Assessment	Page 47

Executive Summary

We manage our business with the long-term objective of providing value to all of our constituents, namely, stockholders, customers, employees, suppliers, and the communities in which we have a presence. Our compensation programs are designed to support this overall objective. Our compensation philosophy is that compensation for all employees, including our named executive officers, should be:

•	fair and equitable when viewed both internally and externally;
•	competitive in order to attract and retain the best qualified individuals; and
•	aligned with performance.

We have designed our compensation programs to reflect each of these characteristics. Our named executive officers receive a compensation package that primarily consists of an annual base salary, short-term incentive awards, and long-term incentive awards. The performance-based incentives (tied to corporate performance, and in some cases, individual performance and strategic business area performance goals) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our stockholders.

The Compensation Committee sets the short-term and long-term incentive award performance targets for participants, including our named executive officers, in July or August of each year for the fiscal year commencing the prior July 1st. We believe that the performance targets established by the Compensation Committee are both challenging and realistic, and require participants, including executive officers, to perform at a high level to earn target awards.

Fiscal Year 2011 Financial and Operational Performance

We had strong financial results in fiscal year 2011, as more specifically described under the heading “Management’s Discussion and Analysis” in our Annual Report on Form 10-K. Highlights for fiscal year 2011 include:

•	Best ever safety performance;
•	Strong cash flow;
•	Record earnings per share;
•	Record net sales revenue;
•	Significant debt reduction; and
•	Improved return on invested capital.

Our fiscal year 2011 performance was a key factor in the compensation decisions for the fiscal year, as more specifically discussed below.

Summary of Fiscal Year 2011 Named Executive Officers’ Compensation

•	Annual Base Salary. In fiscal year 2011, the annual base salary for John Crowe, our Chairman & Chief Executive Officer, was increased by 7.4%. This was Mr. Crowe’s first salary increase since July 2007, and was provided to recognize his strong leadership and performance over the last several years. Additionally, three other named executive officers (all others except for Mr. Dean, our Senior Vice President and Chief Financial Officer, who received an increase in fiscal year 2010) received lump sum market adjustments, equal to 3.5% of salary, during fiscal year 2011. Salaries for all our named executive officers had previously been reduced by amounts ranging from 5% to 10% in April 2009 and were subsequently restored effective January 1, 2010.

•	Short-Term Incentive Awards. We have two short-term incentive plans in which our executive officers participate: the “All Employee Bonus” plan in which most of our employees participate and the “At-Risk Incentive Compensation”, or “ARC” plan in which our named executive officers and certain other employees participate. Both short-term incentive compensation programs are performance-based and are designed to reward employees, including executive officers, for their contributions to Buckeye based primarily on clear, measurable criteria. Through fiscal year 2011, there was a minor subjective component of the ARC plan tied to subjective individual performance assessments. Beginning in fiscal year 2012, this subjective component is being eliminated for ARC plan participants at the level of senior vice president and above. The Compensation Committee established various quantitative operational and performance targets for both the All Employee Bonus plan and the ARC plan. The Compensation Committee reviewed attainment of relevant goals for these areas each year. For each executive officer, the maximum award under the All Employee Bonus plan is currently capped at 15% of base salary and the maximum award under the ARC plan is currently capped at 150% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Operating Officer and 90% of base salary for each of the other named executive officers. As discussed in more detail below, the Compensation Committee determined that our named executive officers satisfied each of the quantitative performance measures under both short-term incentive plans at or near maximum levels, earning on average approximately 95% of maximum awards under the ARC plan and approximately 94% of maximum awards under the All Employee Bonus plan. Accordingly, the Compensation Committee awarded the following short-term incentive awards to our named executive officers:

Name	All Employee Bonus Plan Achievement as a % of Base Salary	All Employee Bonus Plan Award	At Risk Incentive Compensation Plan Achievement as a % of Base Salary	At Risk Incentive Compensation Plan Award	Aggregate Short Term Incentive Awards
John B. Crowe	14.05%	$100,692	143.5%	$1,028,417	$1,129,109
Steven G. Dean	14.05%	47,770	85.6%	291,040	338,810
Kristopher J. Matula	14.05%	66,176	113.8%	535,998	602,174
Paul N. Horne	14.05%	50,896	83.8%	303,566	354,462
Charles S. Aiken	14.05%	47,278	84.6%	284,679	331,957

•	Special All Employee Bonus. In June 2010, Buckeye experienced an electrical power outage at its wood cellulose facility near Perry, Florida, that resulted in lost production and a negative impact on Buckeye’s fiscal year 2010 operating results, which, in turn, resulted in lower payments under Buckeye’s 2010 All Employee Bonus. In December 2010, Buckeye received an insurance payment regarding the interrupted business. Had this payment been received during fiscal year 2010, the 2010 All Employee Bonus would have paid an additional 0.72% of salary to each participant. Buckeye, in consultation with the Compensation Committee, determined to award all employees, including the named executive officers, a one time bonus of 0.72% of salary. The named executive officers received the following payments: John B. Crowe ($4,860), Steven G. Dean ($2,178), Kristopher J. Matula ($3,276), Paul N. Horne ($2,520) and Charles S. Aiken ($2,340). This insurance settlement benefit was excluded from fiscal 2011 short-term incentive plan performance results.

•	Long-Term Incentive Awards. The Company’s long-term, performance-based compensation is stock-based and is designed to align the interests of management with the interests of our stockholders. Expressed as percents of salary, target awards currently equal 150% for the Chief Executive Officer, 90% for the Chief Operating Officer, and 60% for other named executive officers. In July 2010, named executive officers received equity grants provided through an equal value mix of stock options, service-based restricted stock, and performance shares tied to Buckeye’s 3-year total shareholder return relative to industry peers.

Significant Compensation Practices and Recent Modifications

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices and recent modifications.

•	Performance-Based Pay. As discussed above, we have a strong pay for performance philosophy. For fiscal year 2011, 44% to 55% of target total pay levels for our named executive officers were variable and tied to financial, operating, or stock price performance. Additionally, 53% to 70% of target total pay for our named executive officers was provided in the form of short-term and long-term incentives.

•	Amendment to Change of Control Agreements. In September 2011, we modified our change in control agreements with our named executive officers to more closely align with best competitive practice as discussed in more detail under the heading “Compensation Discussion and Analysis — Description of Agreements with Executive Officers.”

•	Increases to Stock Ownership Guidelines. All of our named executive officers exceed the minimum stock ownership guidelines, thereby aligning each named executive officer’s long-term interests with our stockholders. In August 2011, our Compensation Committee recommended, and our Board approved, stronger targeted stock ownership guidelines for our named executive officers, and other executive officers at the senior vice president level and for our Board.

•	Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Buckeye.

•	Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.

•	Outside Compensation Consultant. Prior to April 2011, the Compensation Committee utilized the services of Mercer (US) Inc., or Mercer, to provide independent outside compensation consulting. In April 2011, the Compensation Committee engaged Pearl Meyer & Partners to provide independent outside compensation consulting.

Compensation Consultant

To assist the Compensation Committee in assessing the market competitiveness of our compensation program and establishing executive compensation for fiscal 2011, the Compensation Committee retained Mercer, which is a nationally recognized compensation consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc., or “MMC”, to:

•	compile market data and business performance statistics of comparable companies for Compensation Committee comparison and review,

•	assist in establishing a peer group of companies,

•	summarize trends and developments affecting executive compensation,

•	provide guidance on compensation structure as well as levels of compensation for our senior executives and the Board, and

•	review equity grant practices and other topics as requested by the Compensation Committee.

Beginning in 2010, the Compensation Committee elected to have a comprehensive executive compensation study conducted on an annual basis; the most recent Mercer study was completed in May 2010. Mercer reported directly to the Compensation Committee, which directed its work, and Mercer regularly participated in Compensation Committee meetings. The Compensation Committee had the sole authority to establish the nature and scope of Mercer’s engagement, to approve Mercer’s fees and to terminate Mercer’s engagement. During fiscal 2011, Mercer and its MMC affiliates were retained by management to provide services unrelated to executive compensation, including insurance brokerage services, broad based employee compensation consulting, and consulting services relating to our health and benefits programs. The aggregate fees billed by Mercer for executive compensation services in fiscal 2011 were $33,036. The aggregate fees billed by Mercer and its MMC affiliates for other services in fiscal 2011 were $68,567. The Compensation Committee did not review or approve the other services provided to us by Mercer and its MMC affiliates, as those services were approved by management in the normal course of business.

We were advised by Mercer that the reporting relationship and compensation of the Mercer consultants who performed executive compensation consulting services for our Compensation Committee were separate from, and were not determined by reference to, Mercer’s or MMC’s other lines of business and their other work for us. The Compensation Committee considered these separate reporting relationships and compensation structures, and the other policies and procedures implemented by Mercer, to be adequate to ensure that Mercer’s advice to the Compensation Committee was independent and objective and not influenced by the other relationships that Buckeye has with Mercer and its MMC affiliates. All of the decisions with respect to determining the amount or form of compensation for our named executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.

In April 2011, the Compensation Committee engaged Pearl Meyer & Partners to serve as its independent compensation consultant. Pearl Meyer & Partners does not provide any services to Buckeye other than those requested by the Compensation Committee with respect to executive compensation. During fiscal year 2011, Pearl Meyer & Partners conducted a comprehensive review of our executive compensation program for our named executive officers and other executives. Pearl Meyer & Partners regularly participates in Compensation Committee meetings.

Components of Buckeye’s Compensation Program for Executive Officers

Our executive compensation program consists of the following key components:

•	base salary,

•	annual performance-based incentive compensation,

•	long-term equity-based incentives, consisting of stock options, restricted stock and performance shares,

•	health and welfare benefits,

•	severance and change in control benefits, and

•	retirement benefits.

The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, seniority, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities

Short Term Incentive Compensation	Rewards annual achievement of specific business performance targets	Focus attention on meeting annual performance targets and our near-term success Provide additional cash compensation and incentives based on our annual performance

Long-Term Incentives	Restricted Stock Appreciation in value of shares Continued employment with us during the three-year vesting period Stock Options Increase in stock price

Focus attention on meeting longer-term performance targets and our long-term success

Create alignment with stockholders by providing executives with an equity stake and focusing efforts on longer-term stock price appreciation and total stockholder return

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element

Continued employment with the Company during the three-year vesting period

Performance Shares
Achievement of multi-year financial performance success and/or shareholder value creation

Continued employment with the Company during the three-year vesting period
Management retention in a competitive marketplace

Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively

Severance and change- in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions

Retirement benefits	Rewards long-term continued employment with Buckeye	Provide customary retirement benefits

Process for Determining Compensation for Named Executive Officers

We follow a two-phase process. In the first phase, the Compensation Committee engages a compensation consultant to conduct a competitive compensation analysis. In 2010, the Compensation Committee hired a consultant to develop the 25th percentile, 50th percentile and 75th percentile market values for base salary, total cash compensation (base salary plus short-term incentive compensation) and total direct compensation (base salary plus short-term incentives plus the annualized value of long-term incentives) to assist in establishing compensation opportunities for fiscal 2011. The Compensation Committee generally targets total direct compensation at the 50th percentile relative to comparable organizations at a target level of performance. Actual pay levels may be higher or lower, based on our actual versus planned performance and other factors as noted below. In the second phase, we consider many factors in determining appropriate compensation levels for each executive officer. These considerations may include:

•	our analyses of competitive compensation practices;

•	the Compensation Committee’s evaluation of the named executive officers;

•	individual performance and contributions to performance goals;

•	Buckeye performance, including comparisons to market and peer benchmarks;

•	operational management, such as project milestones and process improvements;

•	internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

•	individual expertise, skills and knowledge;

•	leadership, including developing and motivating employees, collaborating within the company, attracting and retaining employees and personal development;

•	labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the perceived long-term value to the company; and

•	information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executive officers. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the Chief Executive Officer’s compensation. The Compensation Committee and our Chief Executive Officer follow a similar practice to determine the basis of the other named executive officers’ compensation.

Compensation Benchmarking

The Compensation Committee uses a peer group to evaluate the targeted compensation levels and types of reward programs offered to our named executive officers against those of comparable companies in a peer group recommended by the compensation consultant and approved by our Compensation Committee. The selection of a peer group generally is driven by selecting organizations that:

•	are similar to Buckeye in terms of size (i.e., revenue, net income, market capitalization), industry and/or global presence; and

•	have executive officer positions that are comparable to Buckeye in terms of breadth, complexity and scope of responsibilities.

The peer group approved and used by the Compensation Committee during 2011 was comprised of the following publicly traded companies, most of which are in the pulp and paper industry:

Aep Industries, Inc.	Cellu Tissue Holdings, Inc.	Clearwater Paper Corp.
Fuller (H.B.) Co.	P. H. Glatfelter Company	KapStone Paper & Packaging Corporation
Louisiana-Pacific Corp.	Neenah Paper Inc.	Omnova Solutions Inc.
Packaging Corporation of America	Rayonier Inc.	Schweitzer-Mauduit International, Inc.
Tredegar Corporation	Wausau Paper Corp.

Management and the Compensation Committee, with assistance from our independent compensation consultant, regularly evaluate the marketplace to ensure that our compensation programs remain competitive. Data from published compensation surveys are used generally to assess the competitiveness and the reasonableness of awards. Composite market values developed by our independent compensation consultant for our named executive officers are generally based on an equally weighted blend of peer group proxy pay data and published survey data. The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and committee members’ own experiences.

Base salary and overall compensation are generally targeted to be within a competitive range of the 50th percentile of comparable organizations, although individual variances may occur depending on a named executive officer’s experience and performance. In making pay determinations, the Compensation Committee also takes other factors into consideration, such as corporate and individual performance, the specific roles, responsibilities and qualifications of each executive officer, time in position, and macroeconomic conditions. The Compensation Committee believes that executive officer compensation should be aligned with our near-term and long-term business objectives and performance in order to ensure the commitment of our executive officers to our continued success. Consequently, a significant portion of executive officer annual compensation is “at risk” and depends upon Buckeye’s and each individual executive’s performance against quantitative and qualitative performance criteria established annually. To encourage each executive officer’s contribution to our long-term growth and profitability and to further enhance stockholder value and promote alignment with stockholder interests, the compensation program includes an equity-based component. In establishing the specific components of executive compensation for fiscal 2011, the Compensation Committee based its decisions in part on the information and recommendations provided to it by Mercer.

Roles of Executive Officers, Consultants and Advisers in Establishing Compensation

The Compensation Committee’s Role. The Compensation Committee’s functions and members are described on page 16 of this Proxy Statement. The Compensation Committee’s primary responsibility is the establishment and approval of compensation levels and compensation programs for our executive officers. In the case of our Chief Executive Officer, the Compensation Committee makes recommendations to the independent directors of the Board with respect to equity awards. Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. Many of the compensation decisions for the executive officers generally are made annually during the July and August meetings of the Compensation Committee and the Board of Directors. The Compensation Committee’s Charter is posted on our corporate website (www.bkitech.com). The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chairperson of the Compensation Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board. The Chairperson, with the assistance of management, also sets the agenda for Compensation Committee meetings.

Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities and may retain, at the Company’s expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.

In developing its views, the Compensation Committee believes that it is advisable to obtain input from management and from consultants retained by the Compensation Committee. While the recommendations of management and the Compensation Committee’s consultants provide valuable guidance, the Compensation Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure. While the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee, and may delegate authority to make grants and awards under any equity-based plan to the Chief Executive Officer with such limitations as determined by the Compensation Committee and as may be required by law or the listing standards of the NYSE, to date, the Compensation Committee has made no such delegation of its responsibilities. All members of the Compensation Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role in the compensation process are:

•	Recommending business performance targets and objectives and providing background information about the underlying strategic objectives;

•	Evaluating employee performance;

•	Recommending cash compensation levels and equity awards;

•	The General Counsel works with the Compensation Committee Chairperson to establish the agenda for Compensation Committee meetings;

•	The Chief Executive Officer and Chief Operating Officer generally make recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process;

•	The Chief Executive Officer and Chief Operating Officer provide their perspectives on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues; and

•	Other executive officers, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals.

When requested by the Compensation Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations affect us from an administrative, accounting, tax or similar perspective. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the Chief Executive Officer.

The Role of Advisors and Consultants. By the terms of its charter, the Compensation Committee can retain and dismiss compensation consultants and approve their compensation, and the consultants report directly to the Compensation Committee. The Compensation Committee’s compensation consultant is authorized to communicate with members of management as necessary. For executive compensation awarded in 2011, Messrs. Crowe and Matula were assisted by certain members of senior management as well as the Compensation Committee’s compensation consultant in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee. The Compensation Committee and the Board are responsible for establishing the compensation package for Mr. Crowe. The Compensation Committee and the Board consulted with Mercer in determining the executive compensation opportunities for Mr. Crowe in 2011 and consulted with Pearl Meyer & Partners in determining the actual payouts for fiscal 2011 as well as the executive compensation structure for fiscal 2012.

Use of Tally Sheets

As part of the Compensation Committee’s efforts to review and structure executive compensation, the Compensation Committee reviews tally sheets for executive compensation, inclusive of the value of equity awards. The tally sheets assist the Compensation Committee in understanding the levels of executive compensation and benefits that have been, and are being, received by our executive officers, as well as realized and unrealized gains from equity awards and potential payouts upon various termination of employment scenarios. The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

Timing of Awards

We have never “back-dated” and have a policy against “backdating” of stock options. In addition, we adhere to the following policies as to the granting of equity awards:

•	The exercise price of each stock option awarded to our senior executives and other employees is the closing price of our stock on the date of grant, which generally is the date of the Compensation Committee meeting at which equity awards are approved. Board and committee meetings generally are scheduled at least one year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by us. We prohibit the re-pricing of stock options without prior stockholder approval.

•	The grant date for equity awards, including stock options, is the date of approval of the grants, or a specified later date.

•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

Recovery of Compensation in Certain Instances

If the Compensation Committee and the Board of Directors determine that an executive officer has engaged in fraudulent behavior or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and could include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. We have never determined that an executive officer has engaged in fraudulent behavior or intentional misconduct.

Stock Ownership Guidelines

At the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines for our senior executives to further align their interests with stockholders by promoting long-term equity ownership. Although the guidelines were initially expressed as a multiple of each executive’s base salary (ranging from 1X to 3X base salary), the Board approved a policy of translating the stock ownership guidelines into a specific number of shares based on the price of our stock at a specific point in time to minimize the impact of stock price volatility on required ownership levels. The Board initially established the stock ownership requirements to a stock price of $9.03, which was the price of our stock on the date of the grant of equity awards to employees on April 29, 2008. The resulting stock ownership guidelines for senior executives, expressed as a number of shares, were as follows:

Officer	Required Ownership of Company Stock
Chief Executive Officer	240,864 shares
Chief Operating Officer	100,775 shares
Senior Vice Presidents	From 33,223 shares to 38,760 shares depending on individual salary

The Compensation Committee periodically reviews and re-evaluates these targets. Based on the Compensation Committee’s recommendation, in August 2011, the Board approved the following revised guidelines:

Officer	Required Ownership of Company Stock
Chief Executive Officer	Lesser of 6X salary or 240,864 shares
Chief Operating Officer	Lesser of 4X salary or 100,775 shares
Senior Vice Presidents	Lesser of 2X salary or fixed number of shares from the original guidelines (i.e., 1X salary divided by $9.03 price)

The revised guidelines double the required ownership levels, expressed as multiples of salary, as compared with the original program, to be more in line with competitive practice. The revised guidelines are also intended to provide more flexibility to covered executives in terms of required ownership levels, recognizing that our stock price has significantly increased from the price ($9.03) used to establish the original fixed share levels. Share ownership levels associated with the revised salary multiples will be calculated each year based on our 30 day average closing stock price leading up to the fiscal year end.

For the purpose of these guidelines, stock ownership includes shares over which an individual has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options or unearned performance shares. Management has five years from the later of the date the Board adopted the guidelines and the date on which an individual first became subject to the guidelines to accumulate the required stock ownership.

Base Salary Determination for Executive Officers

In determining base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, length of time in the position, prior experience, breadth of knowledge, competitive pay practice in the pulp and paper industry and related industries, including the peer group compensation information, and the level of competition among companies in our industry to attract and retain talented leaders.

The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and considers the base salaries for the upcoming fiscal year, taking into consideration market data provided by the compensation consultant and the executives’ roles and responsibilities, performance and experience in their respective positions. In response to the economic downturn and its effect on our business, salaries for all executive officers were frozen effective January 1, 2009 and were subsequently temporarily reduced, effective April 1, 2009. Both the salary freeze and the following temporary salary reduction remained in effect until January 1, 2010. The salary reductions during that time for our executive officers were as follows: CEO (10%); COO (6.7%); Senior Vice Presidents (5%) and Vice Presidents (3.5%). The full salaries were restored effective January 1, 2010 because the

Compensation Committee believed that economic conditions had moderated and that management had implemented successful cost-saving and other measures that made restoration of executive salaries appropriate.

In August 2010, we implemented a policy to review and adjust the salaries of our United States based employees, including our named executive officers, on October 1 of each year. In addition, based on discussions with the Compensation Committee’s compensation consultant, we also began to provide lump sum payments rather than salary increases for employees, including our named executive officers, in situations where an employee meets or exceeds individual performance objectives and contributes to our success, has not received an increase in salary for several years and such employee’s salary is near or in excess of any applicable target compensation levels.

For fiscal year 2011, the Compensation Committee established the following base salaries or awarded the following lump sum awards to our named executive officers:

	Effective Date of Most Recent Salary Increase	Base Salary	Lump Sum Awarded October 1, 2010
John B. Crowe	September 1, 2010	$725,000	$0
Steven G. Dean	April 1, 2010	$340,000	$0
Kristopher J. Matula	July 1, 2007	$455,000	$16,000
Paul N. Horne	May 1, 2007	$350,000	$12,250
Charles S. Aiken	September 1, 2007	$325,000	$11,500

The Compensation Committee took into account the results of the Mercer engagement, each component of compensation, and the average salary increase company-wide, and increased the executive officers base salaries to the levels indicated in the above table. Mr. Crowe’s salary increase, effective as of September 1, 2010, was his first since July 2007 and was provided to recognize his strong leadership and performance over the last several years. Messrs. Matula, Horne, and Aiken received lump sum market adjustments, as opposed to permanent salary increases, subject to review and revision in future years. In April 2010, we increased the salary of Steven G. Dean, our Senior Vice President, Chief Financial Officer to bring his pay more in line with the market 50th percentile. Mr. Dean did not receive a salary increase or lump sum payment in fiscal year 2011.

What Buckeye’s Short-Term Incentive Compensation Programs are Designed to Reward and How they Work

During fiscal 2011, our short-term incentive compensation programs consisted of the “All Employee Bonus” plan that allows most of our employees, including our executive officers, to earn bonuses of up to 15% of their base salary depending upon our business performance measured against specific annual targets. Executive officers and certain other employees also participate in our At-Risk Compensation, or “ARC,” bonus plan. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus (with maximum award opportunities ranging from 30% to as much as 150% of the actual amount paid to an employee as salary during the measurement period, depending on position) based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

The short-term incentive compensation programs are intended to compensate executive officers and other participants for achieving our annual financial and operating goals at corporate and business unit levels. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. Our Board of Directors annually reviews and approves an overall business strategy for Buckeye. The Compensation Committee reviews our financial and operating results in order to determine the performance level achieved in connection with the executive’s attainment of quantitative goals. The weight of each performance factor varies by participant in the plan. When setting the goals for these performance metrics, the Compensation Committee intends to establish levels that are both challenging and realistic, taking into consideration management plans and forecasts, our prior performance, peer company results, macroeconomic conditions and market expectations for Buckeye.

All Employee Bonus Plan. To align employees with the Company’s strategic goals and to foster an environment of Company-wide teamwork and a sense of site cohesiveness, the “All Employee Bonus” for fiscal year 2011 had two components: a Company-wide portion and a site-specific portion. Under the Company-wide component, employees were eligible to earn a bonus of up to 6% of their annual salary if we achieved a Company-wide performance target. Under the site-specific component, employees were eligible to earn an additional bonus of up to 9% of their annual salary based on achieving performance targets related to particular business objectives tailored to their specific site. Each site had a safety goal, a cash flow goal, and a quality goal pertinent to the site’s business situation, as shown in the following table:

“All Employee Bonus”
	Measure	Percentage of Annual Salary*
Company-wide Portion	Adjusted earnings before interest and taxes (EBIT)	Up to 6%

Site-Specific Portion	Safety Site Cash Flow Quality/Customer Satisfaction	Up to 3% Up to 3% Up to 3%

	Potential Total Bonus	Up to 15%

*	The cash flow incentive of one of our seven sites was up to 6% with no quality goal due to minimal off-quality production at that site.

We set challenging performance targets under our incentive compensation plans and require demanding performance targets to be significantly exceeded in order for maximum potential bonus opportunities to be earned. Thus, for a named executive officer to receive the full bonus potential of 15% of salary, the challenging corporate and site impact performance targets had to be exceeded. For purposes of determining fiscal 2011 award opportunities under this and other incentive compensation plans, the Compensation Committee used actual base salary earned during the fiscal year including the sum of any lump sum payments. For each named executive officer, the annual incentive compensation, as a percentage of base salary, and the weighting among the individual criteria, is outlined below:

	Maximum Bonus Opportunity
	Adjusted EBIT(1)	Cash Flow(2)	Safety(3)	Quality (4)	Total
John B. Crowe	6.00%	3.00%	3.00%	3.00%	15.00%
Steven G. Dean	6.00%	3.00%	3.00%	3.00%	15.00%
Kristopher J. Matula	6.00%	3.00%	3.00%	3.00%	15.00%
Paul N. Horne	6.00%	3.00%	3.00%	3.00%	15.00%
Charles S. Aiken	6.00%	3.00%	3.00%	3.00%	15.00%

(1)	earnings before interest and taxes adjusted to exclude certain amounts such as amortization, restructuring charges, asset impairment and the benefit of an insurance settlement.

(2)	operating cash flow minus capital expenditures, excluding the receipt of alternative fuel mixture credits, or “AFMC” and cellulose biofuel credits, or “CBC”, restructuring costs, the purchase of land adjacent to the Foley plant and the benefit of an insurance settlement.

(3)	Our safety goals as measured by total incident rate, or TIR, which is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year.

(4)	The quality measure for specialty fibers facilities was based on the relationship of imperfect tons produced to total tons produced. An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept. The quality measure for nonwoven materials facilities was based on yield improvement. Yield measures the percentage of tons produced in relation to the raw materials that are used in the production process. The quality performance was determined for each of our facilities and each facility’s bonus amount was based on that facility’s quality performance target. The quality performance bonus payout for our five largest facilities was averaged and that average quality performance bonus payout determined the amount of bonus paid to the named executive officers for the quality portion of the “All Employee Bonus”.

For each component, the Compensation Committee established threshold, target and superior performance goals and corresponding award opportunities. For results in between the designated performance targets, straight line interpolation is used to determine award payout levels. The percentage of the opportunity earned is reflected in the following table:

Percent of Criteria Opportunity Earned
Threshold	0.0%
Target	50.0%
Superior	100.0%

The performance targets established for the All Employee Bonus for fiscal 2011 were:

	All Employee Bonus Plan Goals
	(dollars in millions)
Bonus Performance Level	Buckeye Adjusted EBIT	Site Cash Flow	Site Safety	Site Quality
Threshold	$ 92.0	$38.0	3.1	0%
Target	$108.3	$48.0	2.3	50%
Superior	$124.6	$60.0	1.5	100%

Under the All Employee Bonus plan, 15% of company-wide Adjusted EBIT above a designated threshold level goes into the award pool. For fiscal year 2011, the threshold Adjusted EBIT level was $92 million. Site-specific goals vary by location.

After reviewing Buckeye’s performance under the metrics described above, the Compensation Committee concluded that maximum awards were earned for the Adjusted EBIT component, capped at 6% of salary, and the cash flow goal, capped at 3% of salary. Results for the safety and quality components were between target and superior levels, resulting in awards of approximately 2.5% and 2.6% of salary respectively. Resulting total award payouts for named executive officers were equal to 14.05% of salary.

The table below sets forth the amounts received under each-specific component of the “All Employee Bonus” by our named executive officers based upon the achievement of the performance levels discussed above. These amounts also are reported in the “Non-Equity Incentive Plan Compensation (All Employee Bonus)” column of the Summary Compensation Table below.

	Adjusted EBIT	Cash Flow	Safety	Quality	Total
John B. Crowe	$43,000	$21,500	$17,774	$18,418	$100,692
Steven G. Dean	$20,400	$10,200	$8,432	$8,738	$47,770
Kristopher J. Matula	$28,260	$14,130	$11,681	$12,105	$66,176
Paul N. Horne	$21,735	$10,868	$8,983	$9,310	$50,896
Charles S. Aiken	$20,190	$10,095	$8,345	$8,648	$47,278

At Risk Incentive Compensation Plan. The primary purpose of the ARC program is to align a meaningful portion of pay to the attainment of short-term goals in support of our annual business plan. ARC participants are eligible to receive a bonus based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye.

In prior years, two-thirds of target awards under the ARC were tied to financial or other objective goals, with the remaining one-third based on subjective measures. Beginning in fiscal year 2010, in order to align a larger portion of the ARC bonus to objective criteria, the Compensation Committee approved decreasing by 50% the portion of the ARC bonus that was based on subjective measures, so that five-sixths of the 2010 ARC bonus opportunity was based on objective financial or performance targets, and one-sixth was based on subjective performance factors. Beginning in fiscal 2012, the subjective component will be eliminated for participants at the level of Senior Vice President and above if stockholders approve Proposal 3 to qualify the At Risk Compensation Plan under Section 162(m) of the Internal Revenue Code.

Each executive officer’s goals and target performance levels are established based on a mix of company-wide measures and performance measures more directly linked to the executive’s specific role and responsibilities. Management recommends to the Compensation Committee proposed measures and targets for each executive officer. The Compensation Committee then reviews and approves the measures and targets based on assessment of probability of attainment, market conditions and our overall performance. Fiscal year 2011 ARC performance goals and targets for executive officers were approved by the Compensation Committee at its August 2, 2010 meeting. When setting ARC goals and corresponding award opportunities, the intent is to provide for total cash compensation levels that are comparable with the market median when challenging performance goals are achieved and above the market median when goals are exceeded.

Maximum ARC bonus opportunities equal 150% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Operating Officer, and 90% of base salary for other named executive officers. The following table summarizes the breakout of maximum award opportunities across the various performance metrics for each named executive officer:

	Maximum Bonus Opportunity (as % of Salary)
	Buckeye Cash Flow (1)	Earnings Per Share (2)	Return on Invested Capital (3)	Total Stockholder Return (4)	Safety (5)	Quality (6)	Judgment (7)	Total
John B. Crowe	45.00%	25.00%	10.00%	20.00%	12.50%	12.50%	25.00%	150.00%
Steven G. Dean	25.00%	15.00%	10.00%	10.00%	7.50%	7.50%	15.00%	90.00%
Kristopher J. Matula	35.00%	20.00%	10.00%	15.00%	10.00%	10.00%	20.00%	120.00%
Paul N. Horne	35.00%	0.00%	10.00%	10.00%	10.00%	10.00%	15.00%	90.00%
Charles S. Aiken	40.00%	0.00%	10.00%	10.00%	7.50%	7.50%	15.00%	90.00%

(1)	Operating cash flow minus capital expenditures, excluding the receipt of AFMC and CBC, restructuring costs, the purchase of land adjacent to the Foley plant and the benefit of an insurance settlement.

(2)	Earnings per share adjusted to exclude restructuring costs, CBC, interest payable to the IRS for the use of funds from AFMC refunds expected to be exchanged for CBC, asset impairment charges and costs related to the early extinguishment of debt.

(3)	Return on invested capital is equal to net operating profit less adjusted taxes, or “NOPLAT”, divided by invested capital. NOPLAT is calculated based on operating income adjusted to exclude restructuring costs, fixed asset and goodwill impairment charges, and income from AFMC, less income taxes on operating profit at Buckeye’s effective tax rate excluding the impact of tax credits such as the AFMC or CBC. Invested capital is calculated as total assets less goodwill less current liabilities and excluding any assets or current liabilities relating to AFMC or CBC tax credits.

(4)	This measure compares one-year total shareholder return, as measured by stock price appreciation plus dividend reinvestment, for Buckeye versus a peer group of thirteen companies. The peer group used for total shareholder return comparisons is identical to the previously referenced comparator group used in the market pay analysis, except it excluded one former peer (Cellu Tissue Holdings) which became publicly-traded in 2010 and was subsequently acquired.

(5)	The target for the safety portion of the ARC bonus was based on our achieving an improvement in our safety performance, as measured by Total Incident Rate, or TIR, which is a mathematical calculation that describes the number of recordable job-related injuries and diseases that occurred per 100 full-time employees in any given time frame. It is based on a rate of 200,000 labor hours, which equates to 100 employees, who work 40 hours per week, and who work 50 weeks per year.

(6)	The quality measure for specialty fibers facilities was based on the relationship of imperfect tons produced to total tons produced. An imperfect ton is any material which is rejected or requires deviation/concession for the customer to accept. The quality measure for nonwoven materials facilities was based on yield improvement. Yield measures the percentage of tons produced in relation to the raw materials that are used in the production process. The quality performance was determined for each of our facilities and each facility’s bonus amount was based on that facility’s quality performance target. The quality performance bonus payout for our five largest facilities was averaged and that average quality performance bonus payout determined the amount of bonus paid to the named executive officers for the quality portion of the ARC bonus.

(7)	The subjective portion of the ARC bonus is based on the employee’s individual performance, determined in accordance with subjective performance factors, including leadership of a key project or responsibility for a strategic initiative. Subjective ARC bonuses for the Chief Executive Officer and Chief Operating Officer are based on individual performance assessments conducted by the Compensation Committee. For other executive officers, the Committee considers the recommendations of the Chief Executive Officer, based on his assessment of each executive’s individual performance.

For each component, the Compensation Committee established threshold, target and superior performance goals and corresponding award opportunities. For results in between the designated performance targets, straight line interpolation is used to determine award payout levels. The percentage of the opportunity earned is reflected in the following table:

Percent of Criteria Opportunity Earned
Threshold	0.0%
Target	50.0%
Superior	100.0%

The performance targets established for the ARC Plan for fiscal 2011 were:

	ARC Goals
	(dollars in millions, except per share data)
Bonus Performance Level	Buckeye Cash Flow	Earnings Per Share	Return on Invested Capital	Total Stockholder Return	Safety	Quality
Threshold	$38.0	$1.28	7.9%	25th %ile	3.1	0%
Target	$48.0	$1.53	9.3%	50th %ile	2.3	50%
Superior	$60.0	$1.78	10.7%	75th %ile	1.5	100%

After reviewing Buckeye’s performance under the quantitative metrics described above, the Compensation Committee concluded that the superior performance level was achieved for the cash flow, earnings per share, return on invested capital, and relative total stockholder return measures, resulting in a 100% payout of the bonus opportunity for these components. Awards were earned at 82.5% of maximum for the safety component and 85.5% of maximum for the quality component.

The table below sets forth the amounts received under each-specific component of the ARC by our named executive officers based upon the achievement of the performance levels discussed above. These amounts also are reported in the “Non-Equity Incentive Plan Compensation (ARC Bonus)” column of the Summary Compensation Table below.

	Actual Award
	Buckeye Cash Flow	Earnings Per Share	Return on Invested Capital	Total Stockholder Return	Safety	Quality	Subjective (1)	Total
John B. Crowe	$322,500	$179,167	$71,667	$143,333	$73,888	$76,612	$161,250	$1,028,417
Steven G. Dean	$85,000	$51,000	$34,000	$34,000	$21,046	$21,794	$44,200	$291,040
Kristopher J. Matula	$164,850	$94,200	$47,100	$70,650	$38,858	$40,270	$80,070	$535,998
Paul N. Horne	$126,788		$36,225	$36,225	$29,886	$30,972	$43,470	$303,566
Charles S. Aiken	$134,600		$33,650	$33,650	$20,829	$21,570	$84,125	$328,424

(1)	With respect to each named executive officer, the Compensation Committee determined to award amounts ranging from approximately 84% to 90% of maximum opportunities of the subjective portion of the ARC Bonus opportunity based in part on how well each participant did in achieving his objective performance goals and based on various subjective factors, which included initiative and leadership in undertaking additional responsibilities, strong leadership by example, working to refocus specific areas of the Company for new challenges, implementing cultural change, and undertaking developmental projects.

What Buckeye’s Long-Term Incentive Compensation Program is Designed to Reward and How it Works

The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between stockholders and executive officers. Therefore, a significant portion of our executive officers’ total compensation is provided in the form of equity. Long-term incentives may include: restricted cash awards; stock options; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards. Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term stockholder returns through business building efforts.

In October 2009, at the recommendation of Mercer, the Compensation Committee moved the annual award of long-term incentive compensation from April to the July-August period after the end of our fiscal year. Thus, no awards were granted in fiscal year 2010. This allows the Committee to evaluate the results of the just-completed fiscal year when approving equity grants, and at the same time when bonus award determinations are made.

Our long-term incentives are evaluated independently and in the context of total compensation. Based on recommendations from the Compensation Committee’s compensation consultants, the Compensation Committee approved target long-term incentive award opportunities for named executive officers ranging from 60% to 150% of base salary, with awards provided through an equal value mix of stock options, performance shares, and service-based restricted stock. Restricted stock grant levels are calculated using our closing stock price on the date of grant, performance share grant levels are calculated based on a Monte Carlo binomial pricing model, and stock option grant levels are calculated using the Black-Scholes option pricing model.

Stock options and service-based restricted shares granted in fiscal 2011 vest in three equal annual increments, beginning on the first anniversary of grant. If earned, performance shares will vest at the end of the three-year performance cycle based on Buckeye’s 3-year total shareholder return relative to industry peers as shown in the following table:

Buckeye 3-Year Total Shareholder Return Percentile vs. Peers	% of Target Shares Earned
25th Percentile	25%
50th Percentile	50%
75th Percentile or Greater	100%

For performance results between designated levels, straight-line interpolation will be used to determine the number of shares earned. No shares will be earned if Buckeye’s 3-year total shareholder return is below the peer group 25th percentile. To earn the full target number of shares, performance has to be at or above the 75th percentile.

In July 2010, the Compensation Committee approved the following target grants to Named Executive Officers as shown in the following table:

Name	Target Performance Shares (# of Shares)	Stock Options (# of Shares)	Restricted Stock (# of Shares)
Mr. Crowe	40,179	50,549	32,483
Mr. Dean	8,095	10,185	6,545
Mr. Matula	16,250	20,444	13,138
Mr. Horne	8,333	10,484	6,737
Mr. Aiken	7,738	9,735	6,256

During fiscal 2011, the Compensation Committee awarded restricted stock to our named executive officers under the Restricted Stock Plan in the following share amounts: Mr. Crowe, 2,095; Mr. Dean, 275; Mr. Matula, 1,273; Mr. Horne, 814; Mr. Aiken, 631. These grants represent Employee Retirement Income Security Act (“ERISA”) cap awards that provide additional benefits to officers that cannot be credited under Buckeye’s defined contribution retirement plan due to IRS limits on qualified retirement plans. These grants vest upon a participant’s retirement from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.

Health and Welfare Benefits

We offer a group insurance program consisting of life, disability and medical and dental insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time plant employees). Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits for executive officers during 2011.

Retirement Plans

The purpose of our retirement plans is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees. Our retirement plans encourage our employees to stay with Buckeye throughout their careers and reward sustained and significant contributions to Buckeye’s success by adding to financial security upon retirement.

Defined Contribution Plan. The Buckeye Retirement Plan is a defined contribution retirement plan covering substantially all of our U.S. employees, including executive officers. Contributions to the Retirement Plan consist of (1) Company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service, up to a maximum of 11% of the employee’s gross compensation and (2) Company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee.

Retirement Replacement Plan. Under the Buckeye Retirement Replacement Plan, officers having less than 20 years of Buckeye service receive annual cash awards. The awards are intended to compensate the recipients to provide an additional benefit to officers with years of valuable experience that cannot be credited under Buckeye’s defined contribution plan. Under the Retirement Replacement Plan, certain executive officers are eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee, in the case of the Chief Executive Officer, or (2) by the Chief Executive Officer, in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. Payments made under the Retirement Replacement Plan are capped at 4% of the executive’s gross pay as defined under the Retirement Plan.

Other Benefits Executive Officers Receive

We provide limited perquisites and other benefits to our executive officers. Any perquisites that are received by named executive officers are reflected in the Summary Compensation Table on page 48 of this Proxy Statement under the “All Other Compensation” column and related footnote.

Description of Agreements with Executive Officers

Although we have no formal, written severance plan that applies to our executive officers, we do have a practice of paying severance to our executive officers. Generally, we pay our executive officers one week’s pay for each year of service, with a minimum of two months’ pay and a maximum of six months’ pay, as a result of termination of their employment by the Company other than for “cause.” During the recent recession, we paid an additional six months’ severance payment to employees whose jobs were terminated or eliminated.

We have entered into change in control agreements with each of our Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. The specific provisions of the change in control agreements are described below under “Potential Payments Upon Termination or Change of Control,” including the tables that appear beginning on page 53 of this Proxy Statement that shows the potential payouts for each of our named executive officers under various termination scenarios. None of our named executive officers has an employment agreement.

In August 2011, the Board approved various changes to the change in control agreements to bring them more in line with best competitive practice. These changes included eliminating the “modified single trigger” or “walk away” provision within the agreements with our Chief Executive Officer and Chief Operating Officer that previously allowed for severance benefits in the event they chose to terminate employment for any reason within a 30 day period following the one year anniversary of a change in control. Going forward, all agreements require both a qualifying termination of employment and occurrence of a change in control (i.e., “double trigger”) in order to receive cash severance benefits. Within all agreements, the bonus definition contained in the severance formula was changed from the highest bonus over the preceding 3 years to the target bonus opportunity, again to reflect best competitive practice. Additionally, all agreements were modified so that change in control benefits are only capped at the safe harbor limit (generally 2.99 times 5-year average W-2 income) if the net after-tax value is greater than or equal to the net after-tax value associated with uncapped payouts (i.e., a “best net” approach). However, under no circumstances will Buckeye provide gross-up payments for any excise taxes or penalties associated with change in control benefits.

These change in control agreements allow us to attract and retain qualified executives. These agreements are intended to ensure that the Company will have the continued dedication and undivided loyalty of our executive officers, and that our executive officers be able to objectively judge potential takeovers in terms of the potential benefit to stockholders without being distracted by personal concerns over job security and possible reductions to their income and benefits. When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Tax and Accounting Considerations

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs. As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes).

Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the deductibility of certain compensation paid to certain executive officers of public companies. Compensation in excess of $1 million may still be deductible notwithstanding Section 162(m) if such compensation is payable solely on account of the attainment of one or more objective performance goals and meets other requirements imposed by Section 162(m). The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee reserves the right to award compensation which it deems to be in our best interest and our stockholders, but which may not be fully tax deductible under Section 162(m). As noted in Proposal 3, we are seeking shareholder approval to qualify the ARC plan under Section 162(m) to allow for full tax deductibility for future short-term incentive awards to covered executive officers.

We provide our named executive officers with change in control agreements. Internal Revenue Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. A payment as a result of a change in control must exceed 2.99 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. In adopting the change in control agreements with named executive officers, discussed above and described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below, the Compensation Committee provides for a potential cutback in the amount that would be payable to each named executive officer if the resulting net after-tax value is greater than or equal to the net after-tax value of uncapped payouts. However, no gross-up payments will be provided for any excise taxes or penalties associated with any potential excess parachute payments.

Compensation-Related Risk Assessment

SEC regulations require that we assess our compensation policies and practices and determine whether those policies and practices are reasonably likely to result in a material adverse effect upon Buckeye. Based upon a review by the Compensation Committee and management of our compensation policies and practices, we have determined that our current compensation policies and practices are not reasonably likely to result in a material adverse effect on Buckeye. In reaching this conclusion, we considered the multiple performance metrics in the annual incentive plan, combination of short-term and longer-term incentives, use of multi-year vesting periods for equity grants and stock ownership guidelines for executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell, each of whom is an “independent” director under the rules of the NYSE. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based on the review and discussions noted above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Buckeye’s Annual Report on Form 10-K for 2011.

THE COMPENSATION COMMITTEE

Red Cavaney, Chairman
George W. Bryan
Lewis E. Holland
Virginia B. Wetherell

SUMMARY COMPENSATION TABLE

This table discloses compensation for Buckeye’s Named Executive Officers for fiscal years 2009, 2010 and 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (“Retirement Replacement Plan”) ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation (“All Employee Bonus”) ($) (3)	Non-Equity Incentive Plan Compensation (“At-Risk Compensation Bonus”) ($)	All Other Compen- sation ($)[4]	Total ($)
John B. Crowe, Chairman and Chief Executive Officer	2011 2010 2009	$716,667 $641,250 $658,125	$23,399 $24,828 $28,555	$707,995 $32,647 $325,323	$337,501 — $190,377	$105,552 $58,455 $34,358	$1,028,417 $840,983 $171,855	$51,255 $20,375 $18,100	$2,970,786 $1,618,538 $1,426,693

Steven G. Dean, Senior Vice President and Chief Financial Officer	2011 2010 2009	$340,000 $295,250 $286,375	$14,735 $12,690 $12,409	$139,993 $4,593 $52,963	$68,002 — $32,716	$49,948 $26,197 $14,761	$291,040 $219,645 $49,213	$23,156 $17,925 $15,800	$926,874 $576,300 $464,237

Kristopher J. Matula, President and Chief Operating Officer	2011 2010 2009	$471,000 $439,758 $447,379	$7,705 $9,563 $12,030	$294,032 $20,679 $137,739	$136,498 — $76,998	$69,452 $39,403 $23,160	$535,998 $453,544 $115,843	$38,558 $24,050 $21,550	$1,553,243 $986,997 $834,699

Paul N. Horne, Senior Vice President, Product and Market Development	2011 2010 2009	$362,250 $341,250 $345,625	— — —	$153,687 $15,839 $75,421	$69,999 — $39,486	$53,416 $30,310 $17,815	$303,566 $217,735 $60,620	$36,774 $28,950 $27,300	$979,692 $634,084 $566,267

Charles S. Aiken, Senior Vice President, Energy and Sustainability	2011 2010 2009	$336,500 $316,875 $320,938	— — —	140,460 $13,020 $68,530	$64,998 — $36,665	$49,618 $28,145 $16,543	$284,679 $230,035 $82,745	$36,006 $28,950 $27,300	$912,261 $617,025 $552,721

(1)	Amounts in the Bonus column represent amounts earned in fiscal years 2011, 2010 and 2009 under the Retirement Replacement Plan.

(2)	The amounts shown in this column reflect the full grant date fair value of restricted stock awards, performance shares and options granted in 2011, 2010 and 2009 determined in accordance with FASB ASC Topic 718 in the year of grant. For additional information regarding the assumptions used to calculate fair value, please refer to the “Stockholders’ Equity” note to our audited financial statement in our Annual Report on Form 10-K for the indicated fiscal year.

(3)	The amounts shown in this column in 2011 represent amounts earned under the All Employee Bonus Plan plus a special all employee bonus paid when we received our insurance settlement on a claim filed in 2010. The special all employee bonus amount paid to each named executive officer was as follows: Mr. Crowe ($4,860), Mr. Dean ($2,178), Mr. Matula ($3,276), Mr. Horne ($2,520) and Mr. Aiken ($2,340).

(4)	Amounts in the “All Other Compensation” column for 2011 are comprised of the following: Defined Contribution Plan (Mr. Crowe, $19,600; Mr. Dean, $17,150; Mr. Matula, $23,275; Mr. Horne, $26,950; and Mr. Aiken, $26,950); 401(k) match ($2,000 for each Named Executive Officer); and dividends paid on unvested restricted stock (Mr. Crowe, $29,655; Mr. Dean, $4,006; Mr. Matula, $13,283; Mr. Horne, $7,824; and Mr. Aiken, $7,056).

GRANTS OF PLAN-BASED AWARDS

The following Grants of Plan-Based Awards table provides additional information regarding the non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2011.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant
								Number	Number of	or Base	Date Fair
		Estimated Potential Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	Value of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			of Stock	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
John B. Crowe,		—	$591,250	$1,182,500
Chairman and Chief Executive Officer (4)	7/20/2010							32,483			$337,498
	7/20/2010								50,549	$10.39	$337,501
	7/20/2010				10,045	40,179	40,179				$332,682
	10/29/2010							2,095 (3)			$37,815

Steven G. Dean,		—	$178,500	$357,000
Senior Vice President and	7/20/2010							6,545			$68,003
Chief Financial Officer (5)	7/20/2010								10,185	$10.39	$68,002
	7/20/2010				2,024	8,095	8,095				$67,027
	10/29/2010							275 (3)			$4,964

Kristopher J. Matula,		—	$317,925	$635,850
President and	7/20/2010							13,138			$136,504
Chief Operating Officer (6)	7/20/2010								20,444	$10.39	$136,498
	7/20/2010				4,063	16,250	16,250				$134,550
	10/29/2010							1,273 (3)			$22,978

Paul N. Horne,		—	$190,181	$380,362
Senior Vice President,	7/21/2010							6,737			$69,997
Product and Market Development (7)	7/22/2010								10,484	$10.39	$69,999
	7/23/2010				2,083	8,333	8,333				$68,997
	7/24/2010							814 (3)			$14,693

Charles S. Aiken,		—	$176,663	$353,325
Senior Vice President,	7/20/2010							6,256			$65,000
Energy and Sustainability (8)	7/20/2010								9,735	$10.39	$64,998
	7/20/2010				1,935	7,738	7,738				$64,071
	10/29/2010							631 (3)			$11,390

(1)	The amounts earned by each Named Executive Officer under each of the “All Employee Bonus” and the “ARC Bonus” are set forth in the “Non-Equity Incentive Plan Compensation” columns, and designated as “All Employee Bonus” or “At-Risk Compensation Bonus,” in the Summary Compensation Table.

(2)	Represent performance shares awarded under the 2007 Omnibus Plan, which are discussed in the Compensation Discussion and Analysis above. Awards are capped at the target number of shares.

(3)	These grants represent ERISA cap awards that provide additional benefits to officers that cannot be credited under Buckeye’s defined contribution retirement plan due to IRS limits on qualified retirement plans. These grants vest upon a participant’s retirement from Buckeye on or after age 62, or sooner, in the event of death, disability, voluntary termination on or after age 55 with the approval of the Chief Executive Officer, or a change in control of Buckeye.

(4)	Mr. Crowe’s target payout under the “All Employee Bonus” and ARC Bonus were $53,750 and $537,500, respectively, with a maximum possible payout of $107,500 and $1,075,000, respectively.

(5)	Mr. Dean’s target payout under the “All Employee Bonus” and ARC Bonus were $25,500 and $153,000, respectively, with a maximum possible payout of $51,000 and $306,000, respectively.

(6)	Mr. Matula’s target payout under the “All Employee Bonus” and ARC Bonus were $35,325 and $282,600, respectively, with a maximum possible payout of $70,650 and $565,200, respectively.

(7)	Mr. Horne’s target payout under the “All Employee Bonus” and ARC Bonus were $27,169 and $163,012, respectively, with a maximum possible payout of $54,338 and $326,024, respectively.

(8)	Mr. Aiken’s target payout under the “All Employee Bonus” and ARC Bonus were $25,238 and $151,425, respectively, with a maximum possible payout of $50,475 and $302,850, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option awards and restricted stock awards for the named executive officers as of June 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John B. Crowe, Chief Executive Officer	50,000 18,800 72,156 49,618	24,809 (3) 50,549(4)	$10.77 $7.60 $9.03 $4.04 $10.39	4/20/14 4/20/14 4/29/18 4/28/19 7/20/20	19,882(2) 60,000 57,292	$536,416 $1,618,800 $1,545,738	40,179	$1,084,029
Steven G. Dean, Senior Vice President and Chief Financial Officer	8,000 8,000 8,000 9,778 8,527	4,263(3) 10,185(4)	$11.25 $10.77 $7.62 $9.03 $4.04 $10.39	4/23/12 4/20/14 10/12/15 4/29/18 4/28/19 7/20/20	1,059(2) 6,000 10,808	$28,572 $161,880 $291,600	8,095	$218,403
Kristopher J. Matula, President and Chief Operating Officer	30,000 27,238 20,068	10,034(3) 20,444(4)	$10.77 $9.03 $4.04 $10.39	4/20/14 4/29/18 4/28/19 7/20/20	14,836(2) 25,000 23,172	$400,275 $674,500 $625,181	16,250	$438,425
Paul N. Horne, Senior Vice President, Product and Market Development	4,656 5,145	5,146(3) 10,484(4)	$9.03 $4.04 $10.39	4/29/18 4/28/19 7/20/20	14,092(2) 12,000 11,883	$380,202 $323,760 $320,603	8,333	$224,824
Charles S. Aiken, Senior Vice President, Energy and Sustainability	4,323 4,778	4,778(3) 9,735(4)	$9.03 $4.04 $10.39	4/29/18 4/28/19 7/20/20	11,037(2) 12,000 11,034	$297,778 $323,760 $297,697	7,738	$208,771

(1)	Based on closing price of Buckeye stock on June 30, 2011 of $26.98.

(2)	Represents the number of unvested shares of restricted stock granted as ERISA cap awards through June 30, 2011, as described in the Compensation Discussion and Analysis above.

(3)	Options granted in fiscal year 2009 vest at the rate of 1/3 per year, commencing one year from the date of grant.

(4)	Options granted in fiscal year 2011 vest at the rate of 1/3 per year, commencing one year from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following Named Executive Officers exercised options and acquired stock through the vesting of restricted stock awards in fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
John B. Crowe, Chairman and Chief Executive Officer	66,000	$838,631	38,825	$1,049,838
Steven G. Dean, Senior Vice President and Chief Financial Officer	—	—	6,162	$166,541
Kristopher J. Matula, President and Chief Operating Officer	29,700	$474,714	15,325	$414,332
Paul N. Horne, Senior Vice President, Product and Market Development	—	—	7,858	$212,451
Charles S. Aiken, Senior Vice President, Energy and Sustainability	13,425	$135,045	7,297	$197,284

(1)	Stock awards vesting were granted under the 2007 Omnibus Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Generally, our change in control agreements that were in place on June 30, 2011 were structured on a “double-trigger” basis. Prior to September 2011, our Chief Executive Officer and our Chief Operating Officer had change of control agreements with a modified “single trigger” feature. If a change of control occurred, then one year after the change in control occurs, each of them had a thirty day period during which they were permitted to resign for any reason and receive a change in control payment. In September 2011, we modified our change in control agreements to be “double trigger” agreements. This means that in order for a named executive officer to receive a change in control payment, there must be a change in control and within two years after the change in control the named executive officer’s employment must be terminated without “cause” or the executive officer must resign for “good reason.” If these events occur, then, pursuant to the change in control agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Payments and Benefits

For the Chief Executive Officer and the Chief Operating Officer, the severance payment is equal to three times the sum of executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice

Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary and highest bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination. In September 2011, we modified all of our change of control agreements to provide that the severance payment would be calculated on the basis of the highest base salary and target bonus in the three years preceding termination.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of our voting securities;

•	a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction;

•	a substantial asset sale or our liquidation or dissolution; or

•	a change in a majority of the members of our Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to us; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of our property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•	a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer;

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed; or

•	prior to September 2011, in the case of our Chief Executive Officer and our Chief Operating Officer, the executive’s employment is terminated for any reason, whether by resignation or termination, during the 30 day period beginning on the first anniversary of a change in control (the change in control agreements were amended to remove this provision in September 2011)

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with us or thereafter, divulge our confidential information except as required by law or to enforce any rights he or she may have against us.

Prior to September 2011, if a change in control occurs and an executive officer was terminated for cause or resigned without good reason (and after September 2011, if a change of control occurs and an executive officer is terminate or resigns), then for one year the executive may not:

•	solicit our customers or prospective customers;

•	solicit our employees;

•	establish a business that competes with us;

•	work for a business that competes with us;

•	invest in business that competes with us; or

•	interfere with our customer or supplier relationships.

The following tables reflect potential termination benefits or change in control payments to our named executive officers had a triggering event occurred on June 30, 2011. The footnotes to the table indicate where payments would be different under the new change of control agreements that became effective in September 2011.

	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total (uncapped) $ (8)	Total (capped) ($) (8)
John B. Crowe, Chief Executive Officer
Before Change in Control
Termination by Buckeye without Cause	195,192(1)	—	—	—	—	—
Termination by Buckeye with Cause	—	—	—	—	—	—
Voluntary Termination by Executive	—	—	—	—	—	—
Retirement	—	—	—	2,155,216(2)	—	—
Death or Disability	—	—	—	6,192,710(3)	—	—
After a Change in Control
Change in Control Without Termination	—	—	—	6,192,710(4)	—	—
Termination by Buckeye without Cause	2,150,001(5)	3,401,907(6)	45,485(7)	6,192,710(4)	11,790,103	3,522,257
Termination by Buckeye with Cause	—	—	—	—	—	—
Termination for Good Reason by Executive	2,150,001(5)	3,401,907(6)	45,485(7)	6,192,710(4)	11,790,103	3,522,257
Termination without Good Reason by Executive	—	—	—	—	—	—

	Scheduled Severance ($)	Bonus Severance ($)	Medical/Welfare, Tax & Outplacement Benefits ($)	Acceleration of Equity Awards ($)	Total (uncapped) $ (8)	Total (capped) ($) (8)
Steven G. Dean, Senior Vice President and Chief Financial Officer
Before Change in Control
Termination by Buckeye without Cause	78,462(1)	—	—	—	—	—
Termination by Buckeye with Cause	—	—	—	—	—	—
Voluntary Termination by Executive	—	—	—	—	—	—
Retirement	—	—	—	190,452(2)	—	—
Death or Disability	—	—	—	967,217(3)	—	—
After a Change in Control
Change in Control Without Termination	—	—	—	967,217(4)	—	—
Termination by Buckeye without Cause	680,000(5)	681,976(6)	42,504(7)	967,217(4)	2,371,697	1,101,588
Termination by Buckeye with Cause	—	—	—	—	—	—
Termination for Good Reason by Executive	680,000(5)	681,976(6)	42,504(7)	967,217(4)	2,371,697	1,101,588
Termination without Good Reason by Executive	—	—	—	—	—	—

	Scheduled Severance ($)		Bonus Severance ($)		Medical/Welfare, Tax & Outplacement Benefits ($)		Acceleration of Equity Awards ($)		Total (uncapped) $ (8)	Total (capped) ($) (8)
Kristopher J. Matula President and Chief Operating Officer
Before Change in Control
Termination by Buckeye without Cause	148,750	(1)	—		—		—		—	—
Termination by Buckeye with Cause	—		—		—		—		—	—
Voluntary Termination by Executive	—		—		—		—		—	—
Retirement	—		—		—		1,074,775	(2)	—	—
Death or Disability	—		—		—		2,707,727	(3)	—	—
After a Change in Control
Change in Control Without Termination	—		—		—		2,707,727	(4)	—	—
Termination by Buckeye without Cause	1,413,000	(5)	1,816,350	(6)	63,756	(7)	2,707,727	(4)	6,000,833	2,271,540
Termination by Buckeye with Cause	—		—		—		—		—	—
Termination for Good Reason by Executive	1,413,000	(5)	1,816,350	(6)	63,756	(7)	2,707,727	(4)	6,000,833	2,271,540
Termination without Good Reason by Executive	—		—		—		—		—	—

	Scheduled Severance ($)		Bonus Severance ($)		Medical/Welfare, Tax & Outplacement Benefits ($)		Acceleration of Equity Awards ($)		Total (uncapped) ($) (8)	Total (capped) ($) (8)
Paul N. Horne Senior Vice President , Product and Market Development
Before Change in Control
Termination by Buckeye without Cause	175,000	(1)	—		—		—		—	—
Termination by Buckeye with Cause	—		—		—		—		—	—
Voluntary Termination by Executive	—		—		—		—		—	—
Retirement	—		—		—		703,962	(2)	—	—
Death or Disability	—		—		—		1,541,369	(3)	—	—
After a Change in Control
Change in Control Without Termination	—		—		—		1,541,369	(4)	—	—
Termination by Buckeye without Cause	724,500	(5)	713,964	(6)	42,504	(7)	1,541,369	(4)	3,022,337	1,577,847
Termination by Buckeye with Cause	—		—		—		—		—	—
Termination for Good Reason by Executive	724,500	(5)	713,964	(6)	42,504	(7)	1,541,369	(4)	3,022,337	1,577,847
Termination without Good Reason by Executive	—		—		—		—		—	—

	Scheduled Severance ($)		Bonus Severance ($)		Medical/Welfare, Tax & Outplacement Benefits ($)		Acceleration of Equity Awards ($)		Total (uncapped) ($) (8)	Total ($) (8)
Charles S. Aiken Senior Vice President, Energy and Sustainability
Before Change in Control
Termination by Buckeye without Cause	162,500	(1)	—		—		—		—	—
Termination by Buckeye with Cause	—		—		—		—		—	—
Voluntary Termination by Executive	—		—		—		—		—	—
Retirement	—		—		—		621,538	(2)	—	—
Death or Disability	—		—		—		1,399,118	(3)	—	—
After a Change in Control
Change in Control Without Termination	—		—		—		1,399,118	(4)	—	—
Termination by Buckeye without Cause	673,000	(5)	668,594	(6)	30,323	(7)	1,399,118	(4)	2,771,035	1,561,933
Termination by Buckeye with Cause	—		—		—		—		—	—
Termination for Good Reason by Executive	673,000	(5)	668,594	(6)	30,323	(7)	1,399,118	(4)	2,771,035	1,561,933
Termination without Good Reason by Executive	—		—		—		—		—	—

(1)	Represents the amounts that would be paid to each named executive officer pursuant to Buckeye’s current practice of paying severance in an amount equal to one week of base salary for each year of service with a minimum of two months’ pay and a maximum of six months’ pay.

(2)	Represents the product of the number of unvested restricted shares that would become vested in connection with the retirement of a named executive officer pursuant to our ERISA cap plan multiplied by $26.98.

(3)	Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a named executive officer’s death or disability and $26.98, and (2) the product of the number of unvested restricted shares that would become vested in connection with a named executive officer’s death or disability multiplied by $26.98.

(4)	Represents the sum of (1) the difference between the strike price of unvested options that would become vested in connection with a change in control and $26.98, and (2) the product of the number of unvested restricted shares that would become vested in connection with a change in control multiplied by $26.98.

(5)	Represents the named executive officer’s highest annual base salary received during the three years preceding June 30, 2011 times the applicable multiplier under the change in control agreement.

(6)	Represents the named executive officer’s highest annual bonus received during the three years preceding June 30, 2011 times the applicable multiplier under the change in control agreement. Effective September 2011, our change in control agreements provide that the calculation will be based upon the named executive officer’s target bonus for the year in which the termination occurs.

(7)	The value of medical benefits is estimated based on the annual premium each named executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement.

(8)	Certain of these payments, if triggered, would constitute “excess parachute payments” that Buckeye could not deduct for U.S. federal income tax purposes and would subject the executive to an excise tax on those payments. Accordingly, in such a case, payments to a named executive officer resulting from or following a change in control are reduced or “capped” at an amount that would preserve Buckeye’s tax deduction and eliminate any excise tax on the executive. Effective September 2011, our change in control agreements contain a provision that would only cap payments at the safe harbor limit if the resulting net after-tax value is equal to or greater than the net after-tax value for uncapped payments. As previously noted, we will not provide gross-up payments for excise taxes or penalties associated with any potential parachute payment.

DIRECTOR COMPENSATION

The table below sets forth the compensation of non-management directors in fiscal year 2011, which is discussed in more detail under “PROPOSAL 1 — ELECTION OF DIRECTORS — How are our directors compensated?”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	All Other Compensation ($) (3)	Total ($)
George W. Bryan (4)	$54,486	$50,000	—	$1,263	$105,749
R. Howard Cannon (5)	$53,750	$50,000	—	$1,263	$105,013
Red Cavaney (6)	$60,301	$50,000	—	$1,263	$110,564
David B. Ferraro	$41,000	$50,000	—	$1,263	$92,263
Katherine Buckman Gibson (7)	$55,462	$50,000	—	$1,263	$105,725
Lewis E. Holland (8)	$63,788	$50,000	—	$1,263	$114,051
Virginia B. Wetherell (9)	$57,576	$50,000	—	$1,263	$108,839

(1)	Directors are paid according to the following fee schedule:

Types of Compensation	Amount
Board Retainer
$40,000 annually (payable in equal quarterly installments) and restricted stock having a value of $50,000 ($30,000 prior to November 4, 2010) as determined by the closing trading price of the Company’s common stock on the grant date (i) on the date a person becomes a director if he or she became a director on a date other than the date of the annual stockholders meeting and (ii) on the date of the annual stockholders meeting, and vesting ratably over a three year period

Board Meeting Fees	None
Committee Meeting Fees	$1,000 per meeting when not held in conjunction with regularly scheduled board meetings and, effective November 4, 2010, $1,000 for all meetings, regardless of when held
Service Fees:
Presiding Director	$10,000 annually effective 11/4/10 (payable in equal quarterly installments) $5,000 annually prior to 11/4/10

Audit Committee Chair	$10,000 annually effective 11/4/10 (payable in equal quarterly installments) $5,000 annually prior to 11/4/10

Audit Committee Member	$5,000 annually (payable in equal quarterly installments)

Compensation Committee Chair	$6,000 annually effective 11/4/10 (payable in equal quarterly installments) $2,500 annually prior to 11/4/10

Nominating & Corporate Governance Committee Chair	$4,000 annually effective 11/4/10 (payable in equal quarterly installments) $2,500 annually prior to 11/4/10

Other Committee Member	$2,500 annually (payable in equal quarterly installments)

(2)	Amounts in the Stock Awards column reflect restricted stock awards granted in 2011. The amounts are based on the grant date fair value of the awards.

(3)	Amounts in the All Other Compensation column reflect dividends paid on unvested restricted stock.

(4)	Mr. Bryan earned $6,500 as a member of the Compensation Committee and $6,986 as member and chair of the Nominating and Corporate Governance Committee.

(5)	Mr. Cannon earned $8,833 as a member of the Audit Committee and $3,917 as a member of the Nominating and Corporate Governance Committee.

(6)	Mr. Cavaney earned $8,000 as a member of the Audit Committee and $11,301 as a member and chair of the Compensation Committee.

(7)	Ms. Buckman Gibson earned $8,000 as a member of the Audit Committee, $3,500 as a member of the Nominating and Corporate Governance Committee and $2,962 as Presiding Director.

(8)	Mr. Holland earned $16,288 as a member and chair of the Audit Committee and $6,500 as a member of the Compensation Committee.

(9)	Ms. Wetherell earned $6,500 as a member of the Compensation Committee, $3,500 as a member of the Nominating and Corporate Governance Committee and $6,576 as Presiding Director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2011 consisted of Mr. Red Cavaney (Chairman), Mr. George W. Bryan, Ms. Virginia Wetherell and Mr. Lewis E. Holland, all of whom were independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

EQUITY COMPENSATION PLAN INFORMATION (1)
(as of June 30, 2011)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by stockholders (2)	1,406,354	(3)	$5.66	1,053,927	(4)
Equity Compensation Plans not approved by stockholders (5)	399,890	(6)	$2.83	431,352	(7)
Total	1,806,244		$5.04	1,485,279

(1)	Grants of equity-based awards to named executive officers and directors under the plans listed in this Equity Compensation Plan Information are described more fully in the Compensation Discussion and Analysis section above and accompanying tables and under the heading “How are our directors compensated?”

(2)	Buckeye stockholders approved the 1995 Incentive and Non-Qualified Stock Option Plan, the 1995 Management Stock Option Plan and the 2007 Omnibus Plan.

(3)	966,793 shares were subject to outstanding options issued under the 1995 stock option plans and the 2007 Omnibus Plan and 439,561 restricted stock shares are outstanding under the 2007 Omnibus Plan.

(4)	Shares reserved for issuances under the 2007 Omnibus Plan.

(5)	The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board. A narrative description of the material terms of Buckeye’s Formula Plan appears under “Amended and Restated Formula Plan for Non-Employee Directors” above. A narrative description of the material terms of Buckeye’s Restricted Stock Plan appear under “Long-Term Incentive Compensation-Restricted Stock Plan” in the Compensation Discussion and Analysis section above.

(6)	130,000 shares were subject to outstanding options issued under the Formula Plan and 269,890 shares are outstanding under the Restricted Stock Plan.

(7)	Shares reserved for issuance under the Restricted Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2011?

Except as disclosed under “Proposal 1 — Election of Directors,” and “Governance of the Company,” our executive officers, directors, director nominees and greater than 5% stockholders did not have significant business relationships with us in 2011 that would require disclosure under applicable SEC regulations, and no other transactions which need to be disclosed under SEC regulations are currently planned for 2012.

Has the Board adopted a Related Party Transaction Policy?

On October 30, 2009, we adopted a Related Party Transaction Policy. A summary of the Related Party Transaction Policy is set forth below and the full text of the Policy is available at the Investor Relations tab on our web site at www.bkitech.com.

•	Transactions Subject to the Policy

A Related Party Transaction is a transaction directly or indirectly involving any Related Party (as defined below) that would be required to be disclosed under Item 404(a) of SEC Regulation S-K. Item 404(a) requires disclosure of any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

•	Definition of Related Party

For purposes of the Policy, a “Related Party” means:

•	Any person who is, or at any time since the beginning of our most recently completed fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	Any person who is known to be the beneficial owner of more than 5% of any class of our common stock;

•	Any Immediate Family Member (as defined in the Policy) of any of the foregoing persons; and

•	Any Affiliate (as defined in the Policy) of any of the foregoing persons or Immediate Family Members.

•	Notification Procedures

A transaction with a Related Party that is identified in advance will be disclosed to the General Counsel for review. If the General Counsel determines that a transaction is a Related Party Transaction subject to the Policy, she will submit such transaction to the Audit Committee for consideration at the next Audit Committee meeting. Any ongoing or completed Related Party Transaction that is disapproved by the Audit Committee shall be subject to corrective action by the Audit Committee or our Board.

During 2011, there were no Related Party Transactions and none are currently planned for 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The U.S. federal securities laws require our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. Based on our review of the copies of such reports furnished to Buckeye and written representations by certain reporting persons, we believe all of our officers, directors and greater than 10% beneficial owners made all filings required in a timely manner.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If you wish to submit a proposal to be included in our Proxy Statement for our 2012 Annual Meeting of Stockholders, proposals must be submitted by eligible stockholders who have complied with the relevant regulations of the SEC and must be received no later than May 24, 2012. Stockholder proposals should be mailed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

In addition, our Bylaws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the next annual meeting of stockholders, such stockholder must provide timely written notice thereof to our Secretary. In order to be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on July 6, 2012 and not later than the close of business on August 6, 2012; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting (or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by us). In the event that a stockholder proposal intended to be presented for action at the Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the annual meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any stockholder upon written request sent to our principal executive offices: Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary (901) 320-8125. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at bkitech.com.

OTHER BUSINESS

Our Board knows of no matters other than those discussed in this Proxy Statement which will be presented at the 2011 Annual Meeting of Stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

BY ORDER OF THE BOARD,

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

Memphis, Tennessee
September 21, 2011

Appendix A

BUCKEYE TECHNOLOGIES INC.
AT RISK INCENTIVE COMPENSATION PLAN

Section 1. Purpose. The purpose of the Buckeye Technologies Inc. At Risk Incentive Compensation Plan (the “Plan”) is to benefit and advance the interests of Buckeye Technologies Inc. (the “Company”), by rewarding selected employees of the Company and its subsidiaries and divisions (each such subsidiary or division is referred to herein as a “Business Unit”) for their contributions to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards (“Awards”).

Section 2. Certain Definitions. For the purposes of the Plan the following terms shall be defined as set forth below:

(a)   “Base Salary Percentage” means a percentage of the Participant’s base salary paid to such Participant with respect to the applicable Performance Period.

(b)   “Board” means the Board of Directors of the Company.

(c)   “Code” means the Internal Revenue Code of 1986, as amended.

(d)   “Committee” means the Compensation Committee of the Board, which for purposes of this Plan with respect to decisions regarding Covered Employees, must be comprised of two or more outside directors as defined in Treasury Regulation 1.162(e)(3).

(e)   “Covered Employee” has the same meaning given to such term in Section 162(m)(3) of the Code.

(f)   “Financial Criteria” has the meaning given to that term in Section 6(a).

(g)   “Fiscal Year” means the fiscal year ending on June 30 or such other period that the Company may hereafter adopt as its fiscal year.

(h)   “Participant” means an employee of the Company or its subsidiaries, who is a Covered Employee (or who may be a Covered Employee in an applicable Performance Period, as determined in the Committee’s discretion) and who is selected to participate in the Plan under Section 4.

(i)   “Performance Period” means the period of time over which the Performance Threshold must be satisfied, which period may be of such length as the Committee, in its discretion, shall select. The Performance Period need not be identical for all Awards. Within one Fiscal Year, the Committee may establish multiple Performance Periods.

(j)   “Performance Threshold” has the meaning given to such term in Section 6(b).

(k)   “Target” has the meaning given to such term in Section 6(a).

Section 3. Administration of the Plan.

(a)   Generally. The Plan shall be administered by the Committee. The Committee is authorized to administer, interpret and apply the Plan and from time to time may adopt such rules, regulations and guidelines consistent with the provisions of the Plan as it may deem advisable to carry out the Plan, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and Participants. The Committee shall have authority to determine the terms and conditions of the Awards granted to Participants.

(b)   Delegation. The Committee may delegate its responsibilities for administering the Plan to any executive officer of the Company, as the Committee deems necessary; provided however, that the Committee shall not delegate its responsibilities under the Plan relating to Covered Employees.

(c)   Reliance and Indemnification. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee nor any executive officer of the Company shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee or such executive officer of the Company with respect to the Plan or Awards granted hereunder, and all members of the Committee and each executive officer of the Company shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 4. Eligible Persons. Each Covered Employee (including each employee who may be a Covered Employee in an applicable Performance Period, as determined in the Committee’s discretion) shall be eligible to participate in the Plan (“Eligible Persons”). An individual shall be deemed an employee for purposes of the Plan only if such individual receives compensation from either the Company or one of its Business Units for services performed as an employee of the Company or any one of its Business Units for any period during a Performance Period. An Eligible Person who is a Covered Employee shall be entitled to participate in the Plan with respect to a Performance Period which has commenced only if he or she commenced employment and was selected to participate in the Plan within 90 days of the commencement of the applicable Performance Period (or if such Performance Period is less than a year in duration, before 25% of such period has elapsed).

Section 5. Awards. Awards may be granted only to Eligible Persons with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

Section 6. Determination of Targets and Performance Thresholds. Prior to the beginning of each Performance Period or within 90 days of the commencement of the applicable Performance Period (or if such Performance Period is less than a year in duration, before 25% of such period has elapsed), the Committee shall, to the extent applicable, adopt each of the following with respect to each Participant:

(a)   one or more “Targets”, which shall be equal to a desired level or levels (as may be measured on an absolute or relative basis or by reference to a certain product or product category, where relative performance may also be measured by reference to: past performance of the Company or a Business Unit, a group of peer companies or by a financial market index) for any Performance Period of: consolidated pretax earnings; return on invested capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including basic earnings per share, diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; production volume; sales volume; sales growth; sales or revenues from certain product categories (which shall be based on sales or revenues at or above a certain threshold, such threshold to be substantially uncertain to be attained as of the date such Target is set); gross margin; direct margin; share price (including but not limited to growth measures and total stockholder return); operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; total shareholder return; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation; customer or employee satisfaction; objective measures of safety and/or quality; reduction of waste; individual objectives (including but not limited to specific goals for implementing a lean culture); and any combination of the foregoing (collectively, the “Financial Criteria”). With respect to any Participant who is employed by a Business Unit, the Financial Criteria shall be based on the results of such Business Unit, results of the Company, or any combination of the two;

(b)   with respect to each Target applicable to one or more Financial Criteria, the Committee may provide for a threshold level of performance (a “Performance Threshold”) below which no Award will be payable and a maximum level of performance above which no additional amount will be paid with respect to any Award. It may also provide for the payment of differing amounts for different levels of performance (i.e. between the Performance

Threshold and the maximum performance) with respect to such Target. Awards may be based on a Participant’s Base Salary Percentage or otherwise.

Subject to Section 8(c), the Committee shall make such adjustments, to the extent it deems appropriate, to the Targets and Performance Thresholds (and if applicable any mathematical formula or matrix tied to a performance Target) to compensate for, or to reflect, any material changes which may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of Business Units or any unusual circumstances outside of management’s control which, in the sole judgment of the Committee, alters or affects the computation of such Targets and Performance Thresholds or the performance of the Company or any relevant Business Unit (each an “Extraordinary Event”).

Section 7. Calculation of Awards; Certification; Payment. As soon as practicable after the end of the Performance Period, and subject to any necessary verification, the Committee shall determine with respect to each Participant whether and the extent to which the Performance Thresholds applicable to such Participant’s Targets were achieved or exceeded. Such Participant’s Award, if any, shall be calculated in accordance with the mathematical formula or matrix determined pursuant to Section 6, and subject to the limitations set forth in Section 8. The Committee shall certify in writing the amount of such Award and whether each material term of the Plan relating to such Award has been satisfied. Subject to Section 8, such Award shall become payable in cash as promptly as practicable thereafter, provided however, that any Award shall be paid within 2-1/2 months of the end of the Fiscal Year in which the Award is no longer subject to a risk of forfeiture (or, if later, within 2-1/2 months of the end of the Participant’s taxable year in which the Award is no longer subject to a risk of forfeiture).

Section 8. Limitations; Modifications to Awards. Each Award determined pursuant to Section 6 shall be subject to modification or forfeiture in accordance with the following provisions:

(a)   Limitations. The aggregate amount of any Award to any Participant for any Performance Period as finally determined by the Committee, shall constitute the Participant’s Award for the Fiscal Year; provided, however that no Award for any Participant for any Fiscal Year shall exceed $3,000,000

(b)   Negative Discretion. At any time prior to the payment of an Award, the Committee may, in its sole discretion, decrease or eliminate the Award payable to any Participant to reflect the individual performance and contribution of, and other factors relating to, such Participant. The determination of the Committee as to matters set forth in this Section 8(b) shall be final and conclusive.

(c)   Extraordinary Events. The Committee may make such adjustments, to the extent it deems appropriate to any Award to compensate for, or to reflect, any Extraordinary Event; provided however, that under no circumstances may the Committee increase the amount of the Award otherwise payable to a Participant beyond the amount originally established, waive the attainment of the Target(s) established by the Committee or otherwise exercise its discretion, in any such case, so as to cause any Award not to qualify as performance-based compensation under Section 162(m) of the Code with respect to a Covered Employee. The determination of the Committee as to matters set forth in this Section 8(c) shall be final and conclusive.

Section 9. Employment Requirement. No Participant shall have any right to receive payment of any Award unless such Participant remains in the employ of the Company or a Business Unit through the last day of the applicable Performance Period; provided, however, that the Participant shall remain eligible to receive a pro-rated portion of an Award (based on the number of completed months of employment such Participant had in the applicable Performance Period), if, prior to the end of a Performance Period, such Participant retires, dies or becomes permanently disabled or where, the Committee, in its sole discretion, determines that other special circumstances exist with respect to such Participant, so long as in any such event, the Performance Thresholds applicable to the Participant’s Targets were achieved or exceeded. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Committee, paid as provided in Section 6. The determination of the Committee shall be final and conclusive.

Section 10. Miscellaneous.

(a)   No Contract; No Rights to Awards or Continued Employment. The Plan is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its Business Units.

(b)   No Right to Future Participation. Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

(c)   Restriction on Transfer. The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant to whom such Award is granted (other than by will or the laws of descent and distribution), and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under the Plan to pay any Award with respect to such Participant.

(d)   Tax Withholding. The Company or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any Federal, foreign, state or local taxes required by law to be withheld with respect to such payments.

(e)   Source of Payments. The Plan shall be unfunded. The Plan shall not create or be construed to create a trust or separate fund or segregation of assets of any kind or a fiduciary relationship between the Company and a Participant or any other individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof. To the extent that any Participant is granted an Award hereunder, such Participant’s right to receive payment of such Award shall be no greater than the right of any unsecured general creditor of the Company.

(f)   Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided however, that no such amendment shall be effective which alters the Award, Target or other criteria relating to an Award applicable to a Covered Employee for the then current or any prior Performance Period, except to the extent that such amendment may be made without causing such Award to cease to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

(g)   Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(h)   Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware, without regard to the choice-of-law principles thereof, and applicable federal law.

(i)   Effective Date. The Plan shall be effective as of July 1, 2011; provided, however, that it shall be a condition to the effectiveness of the Plan, and any Awards made, that the stockholders of the Company (the “Stockholders”) approve the Plan at the first Annual Meeting of Stockholders to be held after such date. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective and any Awards made hereunder shall be void ab initio.

(j)   Approval and Re-approval by Stockholders. To the extent required under Section 162(m) of the Code and the regulations thereunder, (i) any change to the material terms of the Financial Criteria shall be disclosed to and approved by the Stockholders at the next Annual Meeting of Stockholders to be held following such change, and (ii) the material terms of the Financial Criteria shall be disclosed to and re-approved by the Stockholders no later than the Annual Meeting of Stockholders that occurs in the fifth year following the year in which Stockholders approve the Plan.